UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒          Definitive Proxy Statement

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☐          Soliciting Material Under Rule l4a-l2

STANDARD MOTOR PRODUCTS, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules l4a-6(i)(1) and 0-11.

2023 Proxy Statement

and

Notice of Annual Meeting of Shareholders

To Be Held on May 18, 2023

STANDARD MOTOR PRODUCTS, INC.

37-18 Northern Blvd.

Long Island City, New York 11101

April 18, 2023

To Our Shareholders:

We are pleased to invite you to attend the Annual Meeting of Shareholders of Standard Motor Products, Inc. The Annual Meeting will be held online at www.virtualshareholdermeeting.com/SMP2023 on Thursday, May 18, 2023 at 2:00 p.m. (Eastern Daylight Time).

At the Annual Meeting, you will be asked to vote on the proposals described in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. You will also find enclosed a form of proxy to facilitate voting your shares and our Annual Report to Shareholders, which includes our Form 10-K for our 2022 fiscal year.

YOUR VOTE IS IMPORTANT! The Board of Directors appreciates and encourages shareholder participation in the Company’s affairs and invites you to participate in the Annual Meeting. If you cannot participate, we encourage you to ensure that your shares are represented at the Annual Meeting by taking a moment to complete, sign and return the enclosed proxy using the accompanying postage-prepaid envelope, or to transmit your voting instructions online or by telephone by following the instructions printed on the enclosed proxy.

On behalf of the Board of Directors, thank you for your continued support of the Company.

Sincerely,

Eric P. Sills
Chief Executive Officer & President

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 18, 2023—this Proxy Statement and the Annual Report are available at ir.smpcorp.com under “Financial Reports—Proxy Statements” and “—Annual Reports.”

STANDARD MOTOR PRODUCTS, INC.

37-18 Northern Blvd.

Long Island City, New York 11101

Notice of Annual Meeting of Shareholders

To Be Held on May 18, 2023

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of STANDARD MOTOR PRODUCTS, INC. (the “Company”) will be held online at www.virtualshareholdermeeting.com/SMP2023 on Thursday, May 18, 2023 at 2:00 p.m. (Eastern Daylight Time). The Annual Meeting will be held for the following purposes:

1.	To elect eight directors of the Company, all of whom shall hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.	To consider and vote upon a non-binding, advisory resolution approving the compensation of our named executive officers;

4.	To consider and vote upon a non-binding, advisory resolution regarding the frequency (every one, two or three years) with which the advisory shareholder vote to approve the compensation of our named executive officers should be conducted in the future; and

5.	To transact such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on April 6, 2023 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Whether or not you plan to attend the Annual Meeting online, please vote your shares by following the instructions printed on the enclosed proxy, or by completing, signing and returning the proxy in the enclosed postage-prepaid envelope. The enclosed proxy is solicited by the Board of Directors of the Company.

By Order of the Board of Directors

Carmine J. Broccole
Chief Legal Officer & Secretary

Long Island City, New York

April 18, 2023

STANDARD MOTOR PRODUCTS, INC.

37-18 Northern Blvd.

Long Island City, New York 11101

i

ii

STANDARD MOTOR PRODUCTS, INC.

37-18 Northern Blvd.

Long Island City, New York 11101

Proxy Statement for Annual Meeting of Shareholders

To Be Held on May 18, 2023

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Shareholders to be held on May 18, 2023 or at any adjournment thereof. This Proxy Statement is being distributed to shareholders on or about April 18, 2023, along with a proxy and our 2022 Annual Report.

Frequently Asked Questions About the Annual Meeting

Where and when is the Annual Meeting?

Our Annual Meeting will be held online at www.virtualshareholdermeeting.com/SMP2023 on Thursday, May 18, 2023 at 2:00 p.m. (Eastern Daylight Time).

Shareholders who participate remotely will be able to listen to a broadcast of the meeting, submit questions and vote their shares during the course of the meeting. Please refer to the question “How do I vote my shares?” below for information on how to vote.

Instructions on how to attend and participate remotely in our Annual Meeting are available at www.virtualshareholdermeeting.com/SMP2023. To log into the meeting website, you will need to enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If you encounter any technical difficulties, please call the technical support numbers identified on the meeting website.

Who can vote at the Annual Meeting?

You may vote your shares of Common Stock at our Annual Meeting if you were a shareholder at the close of business on April 6, 2023, the record date for our Annual Meeting.

The total number of shares of Common Stock outstanding and entitled to vote on April 6, 2023 was 22,371,688. Holders of Common Stock have the right to one vote for each share registered in their names as of the close of business on the record date.

What is the quorum requirement for the Annual Meeting?

In order to conduct business at our Annual Meeting, our By-Laws require the presence in person or by proxy of shareholders holding a majority of the outstanding shares of Common Stock entitled to vote. Shareholders who participate remotely by means of electronic communication will be deemed to be present in person at the meeting. If a quorum is not present, a vote cannot occur, and our Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Proxies voted as “withheld,” abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present.

How do I know whether I am a registered shareholder or a beneficial shareholder?

You are a registered shareholder if your shares of Common Stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A.

You are a beneficial shareholder if your shares are held in an account at a bank, broker or other holder of record (also referred to as holding shares “in street name”).

What is the effect of not casting my vote?

If you are a registered shareholder and you do not vote your shares, your shares will not be taken into consideration in determining the outcome of the matters that are acted upon.

If you are a beneficial shareholder and you do not instruct your bank or broker how to vote your shares, under the rules of the New York Stock Exchange, your bank or broker will only be able to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm (Proposal No. 2). Your bank or broker will not be able to vote your shares on the election of directors (Proposal No. 1), the advisory resolution to approve the compensation of our named executive officers (referred to as a “say-on-pay” vote) (Proposal No. 3) or the advisory resolution regarding the frequency (every one, two or three years) with which we should conduct the say-on-pay vote in the future (Proposal No. 4), resulting in “broker non-votes” on those items.

How do I vote my shares?

Registered shareholders may vote by one of the following ways:

Vote by Mail: Complete, sign and return your proxy card in the enclosed postage-paid envelope.

Vote Online at the Meeting: Attend the Annual Meeting online, or appoint a personal representative with an appropriate proxy, to vote at the meeting.

Vote Online before the Meeting: Go to the website identified on your proxy card, and follow the instructions stated on your proxy card and the website to vote.

Vote by Telephone: Call the telephone number identified on your proxy card to vote by telephone. You will need to follow the instructions on your proxy card and the voice prompts.

If you vote online or by telephone, your electronic vote authorizes the named proxies to vote on your behalf in the same manner as if you completed, signed and returned your proxy card. If you vote online or by telephone, you do not need to return your proxy card.

If you are a beneficial shareholder, you will receive instructions from your bank, broker or other holder of record that you must follow in order to have your shares voted.

Can I change my vote after I have voted?

Proxies are revocable at any time before they are exercised at our Annual Meeting. If you are a registered shareholder and you originally voted by mail, Internet or telephone, you may revoke your proxy by:

●	completing and returning a timely and later-dated proxy card, or using the Internet or telephone to timely transmit your later voting instructions;

●	voting during the course of the Annual Meeting; or

●	contacting Carmine J. Broccole, Secretary of the Company, at the following address to notify him that your proxy is revoked:

Standard Motor Products, Inc.
37-18 Northern Blvd.
Long Island City, NY 11101
Email: financial@smpcorp.com
Fax: 718-784-3284

If you are a beneficial shareholder, you must follow the directions provided by your bank,

broker or other holder of record to change or revoke any prior voting instructions.

What are my voting options and how does the Board recommend that I vote?

Proposal	Voting Options	Board of Director’s Recommendation
1. Election of Directors	For All, Withhold All or For All Except Any Individual Nominee	For All
2. Ratification of the appointment of KPMG LLP	For, Against or Abstain	For
3. Advisory Vote on the Compensation of our Named Executive Officers	For, Against or Abstain	For
4. Advisory Vote on the Frequency of a Shareholder Vote on the Compensation of our Named Executive Officers	1 Year, 2 Years, 3 Years or Abstain	1 Year
In the absence of instructions, proxies will be voted in accordance with the recommendation of the Board of Directors of the Company with respect to Proposals No. 1 through 4, and in accordance with the best judgment of the individuals named as proxies with respect to any other matter properly brought before the meeting.

What vote is required to approve of each proposal?

Proposal No. 1: Nominees receiving a plurality of the votes cast will be elected as directors.

Proposals No. 2-4: The number of votes cast FOR must exceed the number of votes cast AGAINST the proposal. Only those votes cast FOR or AGAINST a proposal will be counted to determine the results of the vote. Abstentions and broker non-votes will not count as votes cast.

Your vote on Proposal No. 3 and 4 are advisory, meaning it will not be binding on the Board of Directors or the Company; however, the Board will take the voting results into consideration when making future decisions regarding executive compensation.

Who will pay the expenses of this proxy solicitation?

The Company will pay all expenses in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting. We will also pay banks, brokers or other holders of record their out-of-pocket and reasonable clerical expenses incurred in sending our proxy materials to beneficial owners for the purpose of obtaining their proxies.

How will the Company solicit proxies?

We will primarily solicit proxies by mail; however, certain of our directors, officers or employees may solicit by telephone, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We do not expect to engage any paid solicitors to assist us in the solicitation of proxies.

Proposal No. 1

Election of Directors

Our Board of Directors recommends that you vote “FOR ALL” of our director nominees.

At our Annual Meeting, our shareholders will have the opportunity to vote to elect eight directors to hold office until our next annual meeting of shareholders and until their successors are duly elected and qualified. All nominees are currently directors of the Company.

Our Board of Directors is currently comprised of ten members. In December 2022, Lawrence I. Sills, Chairman of the Board, and William H. Turner, Presiding Independent Director, announced that they will each assume the role of Director Emeritus of the Company at the end of their current terms of office. Following Mr. Sills’ and Mr. Turner’s decisions, pursuant to a planned succession process, effective as of the date of our 2023 Annual Meeting: Eric P. Sills, Director, Chief Executive Officer and President, will be appointed Chairman of the Board; Alisa C. Norris, Director, will be appointed Presiding Independent Director of the Board; Dr. Pamela S. Puryear, Director, will be appointed Chair of the Compensation and Management Development Committee; and the size of the Board will decrease from ten to eight members.

Information Regarding Nominees

The following paragraphs provide information about our director nominees. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve as a director, we believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. Each nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to serve the Company and our Board. Finally, we value their significant experience on other public company boards of directors and board committees. Our nominees, collectively, possess diverse professional experiences and skills, including business leadership, automotive, finance and accounting, government and public policy, information technology and cybersecurity, supply chain management and logistics, human capital management and diversity, equity and inclusion.

Each person listed below has consented to be named as a nominee and agreed to serve if elected. If any of those named are not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes unless the Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee listed below unavailable.

You may read more about the process our Nominating and Corporate Governance Committee undertook to select our director nominees on page 19 under the heading “Nominating and Corporate Governance Committee.”

Director Skills & Demographics

The following tables provide a summary of the diverse skill sets and backgrounds of our director nominees. You may find additional information about each nominee in the director biographies that follow this table.

	J. Burke	A. Capparelli	P. Forbes Lieberman	P. McClymont	J. McDonnell	A. Norris	P. Puryear	E. Sills
KNOWLEDGE, SKILLS & EXPERIENCE
Executive Management Experience	●	●	●	●	●	●	●	●
Financial Acumen	●	●	●	●	●	●	●	●
Risk Management	●	●	●	●	●	●	●	●
Automotive Industry	●		●	●				●
Strategic Planning/Oversight	●	●	●	●	●	●	●	●
Mergers & Acquisitions	●		●	●				●
International	●	●	●	●	●	●	●	●
ESG/DEI		●	●		●	●	●	●
Information Technology/ Information Security	●	●	●	●		●
DEMOGRAPHIC INFORMATION
Age	67	54	69	53	71	53	59	54
Gender	Male	Male	Female	Male	Male	Female	Female	Male
RACE/ETHNICITY
African American							●
Asian/Pacific Islander
White/Caucasian	●		●	●	●	●		●
Hispanic/Latino		●
Native American
BOARD TENURE
Years on Board	<1	1	15	6	10	10	1	7

Eric P. Sills Director, Chief Executive Officer & President Age 54 Director Since 2016

Mr. Sills has served as a director of the Company and our Chief Executive Officer since March 2016, and as our President since February 2015. In May 2023, Mr. Sills will be appointed the Chairman of the Board of the Company. Prior to serving as our President, Mr. Sills served as our Vice President Global Operations from 2013 to 2015, and our Vice President Engine Management Division from 2006 to 2013. From 1991 to 2006, Mr. Sills served in various capacities in our Company, including as General Manager, LIC Operations, Director of Product Management, and Plant Manager, Oxygen Sensor Business Unit. He is the son of Lawrence I. Sills, our current Chairman of the Board. Mr. Sills has completed an Advanced Management Program at Harvard Business School, and holds an M.B.A. from Columbia University and a B.A. from Bowdoin College.

Mr. Sills’ qualifications to serve as a director include his extensive knowledge of our business and its operations, and the experience that he has acquired throughout his career, having served in a variety of senior management positions across our organization and as an executive officer. In addition, we believe Mr. Sills’ qualifications to serve as a director include his and his family’s significant ownership interest in the Company, which serves to align his interests with the interests of our other shareholders, and the fact that he represents the fourth generation of the Sills family which established the Company in 1919.

Alisa C. Norris Director Age 53 Director Since 2012

Ms. Norris has served as Chair of the Compensation and Management Development Committee since May 2021 and as a director of the Company since October 2012. In May 2023, Ms. Norris will be appointed the Presiding Independent Director of the Company. Ms. Norris also serves as a director of Vita-Mix Corporation, where she also serves as its Lead Independent Director and Chair of its Compensation and Human Capital Management Committee, and also as a director of CP Direct. Ms. Norris previously served in several leadership positions including: (i) Chief Marketing and Communications Officer at JDRF International, where she was responsible for marketing, communications and digital growth, leading the organization’s digital transformation; (ii) Chief Marketing Officer of R.R. Donnelley & Sons Company, where she was responsible for all aspects of marketing and communications; (iii) Chief People Officer of Opera Solutions, LLC, a leading predictive analytics company, where she was responsible for global staff operations and human capital management; (iv) Senior Vice President and a founding member of Zeborg, Inc.; and (v) a strategy consultant and Partner at Mitchell Madison Group. Ms. Norris holds an MBA from Harvard Business School and a BA from Trinity College, where she was Phi Beta Kappa.

Ms. Norris’ qualifications to serve as a director include her significant leadership roles across a broad range of industries including industrial, information technology services, and financial services, where she led first-ever transformations of business strategy and operations. Her executive level positions have afforded her global experience in defining and implementing corporate governance structures, growth strategies, digital transformation, and engaging customer and employee experiences. Ms. Norris has also successfully architected and led strategy and brand positioning initiatives, and cultural and change management efforts. In addition, Ms. Norris successfully led a subcommittee of our Board to enhance the Board’s diversity. Ms. Norris’ knowledge in developing and managing operational resources in marketing, communications, talent management and diversity, equity, inclusion and belonging provides our Board with valuable leadership as the Company continues to grow and evolve its strategies and initiatives in these areas. Additionally, her unique understanding of the relationship between strategy, brand, high-performance and respectful cultures provide unique insights to the Board.

James J. Burke Director & Chief Operating Officer Age 67 Director since 2022

Mr. Burke has served as a director of the Company since December 2022 and as our Chief Operating Officer since January 2019. Mr. Burke also served as our Chief Financial Officer from 1999 to September 2019, our Executive Vice President Finance from 2016 to January 2019, as well as our Vice President Finance, Director of Finance, Chief Accounting Officer, and Corporate Controller. Mr. Burke has completed an Executive Education program at Ross School of Business, University of Michigan, and holds an MBA from University of New Haven and a BBA from Pace University.

Mr. Burke’s qualifications to serve as a director include his more than forty years of experience in the automotive industry and with the Company, during which he has been integrally responsible for the Company’s corporate strategy, executive management, operations, and building investor relations, which grant him perspective into the most important issues investors in our industry have. Mr. Burke has a proven ability to effectively oversee and address all domestic and international issues and risks that our business faces through strategic growth initiatives, which also maximize the value of the Company’s investments and strategies. Additionally, Mr. Burke’s significant experience in finance and accounting enable him to offer valuable insight on matters of complex financial analysis and reporting. The Board also greatly benefits from his intimate working knowledge of our day-to-day business, plans, strategies and initiatives, including all aspects of our mergers & acquisitions process and business integration plans. Mr. Burke’s experience and high level of commitment to the Board, our business, our team members and our shareholders make him a valuable member to the Board.

Alejandro C. Capparelli Director Age 54 Director Since 2022

Mr. Capparelli has served as a director of the Company since April 2022. Mr. Capparelli also serves as the Vice President, Global Commercial Lifecycle Services of Rockwell Automation, Inc., an industrial automation and digital transformation company which is included within the S&P 500 Index, and serves as an advisory board member of the Industrial Equipment Advisory Board of Technology and Service Industry Association. Mr. Capparelli previously served as Rockwell Automation President, Americas Region from October 2020 to January 2022 and President, Latin America Region from 2016 to September 2020. Prior to such time, Mr. Capparelli held numerous roles of increasing responsibility at leading sales, engineering and services businesses, and his experience includes strategy development and execution, risk management, financial management, go-to-market evolution, marketing, operations, and customer support organization. Mr. Capparelli holds a BS in Electrical Engineering from Universidad Nacional de Mar del Plata (Argentina), and a Post Graduate degree in Business Management and Strategy from the University of Wisconsin—Milwaukee.

Mr. Capparelli’s qualifications to serve as a director include his many years of international, executive leadership experience in industrial automation and digital transformation including smart manufacturing, IOT and Industry 4.0 across multiples customer segments and industries. Mr. Capparelli’s leadership in the creation and development of strategies that achieve business outcomes combining technology and domain expertise to maximize productivity, safety and sustainability of business investment in critical areas, including digital engineering, connected operations, analytics, cybersecurity and automation make him a valuable member to our Board. Also, Mr. Capparelli’s qualifications include his experience leading efforts in the expansion of the culture of diversity and inclusion as well the organizational involvement with the communities in which companies operate. Furthermore, the Board benefits from his insight into key geographic markets served by the Company, and his successful track record overseeing business development and the implementation of strategic growth initiatives in these markets, including the United States, Canada, Mexico, the Caribbean and Central and South America.

Pamela Forbes Lieberman Director Age 69 Director Since 2007

Ms. Forbes Lieberman has served as Chair of the Audit Committee since May 2022 and as a director of the Company since August 2007. Ms. Forbes Lieberman also serves as a director and Chair of both the Audit Committee and Nominating and Governance Committee of John B. Sanfilippo & Son, Inc., a leading processor and distributor of nut products, and on the board of privately held Diamond Blade Warehouse. Previously, Ms. Forbes Lieberman served as a director of A.M. Castle & Co. and VWR Corporation. Ms. Forbes Lieberman’s executive leadership experience includes her serving as: (i) interim Chief Operating Officer of Entertainment Resource, Inc.; (ii) President, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and member of the Board of Directors of TruServ Corporation (now known as True Value Company); (iii) Chief Financial Officer at each of ShopTalk Inc., The Martin-Brower Company, LLC, and Fel-Pro, Inc.; and (iv) an automotive industry consultant. Ms. Forbes Lieberman is a Certified Public Accountant and began her career at PricewaterhouseCoopers LLP. Ms. Forbes Lieberman holds an MBA from Kellogg School of Management, Northwestern University and a BS from the University of Illinois.

Ms. Forbes Lieberman’s qualifications to serve as a director include her extensive executive leadership and financial and managerial experience. Her service as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer for global manufacturing, distribution, retail and automotive companies make her a valuable asset to our Board, and has provided her with a wealth of knowledge in dealing with corporate strategy, operations, finance, M&A, organization culture, crisis management, risk management, change management, communications, compensation, and corporate governance matters. In addition, her financial expertise, including experience in public and financial accounting matters, compensation plans, financings, logistics, and business strategy, provide valuable insight to our Board.

Patrick S. McClymont Director Age 53 Director Since 2017

Mr. McClymont has served as Chair of the Strategic Planning Committee since May 2022 and as a director of the Company since February 2017. Mr. McClymont also serves as the Chief Financial Officer of Hagerty, Inc. since September 2022. Prior to joining Hagerty, Mr. McClymont served as Chief Financial Officer of Orchard Technologies, Inc. from June 2021 to September 2022, Executive Vice President and Chief Financial Officer of IMAX Corporation from 2016 to May 2021, as well as Executive Vice President and Chief Financial Officer of Sotheby’s and as a Partner and Managing Director of Goldman, Sachs & Co., where he was a member of the Investment Banking Division. Mr. McClymont holds an MBA from The Amos Tuck School, Dartmouth College and a BS, with distinction, from Cornell University.

Mr. McClymont’s qualifications to serve as a director include his expertise in investment banking, financial, and corporate strategy matters. His executive and leadership experience, including as Chief Financial Officer at various corporations and as a Managing Director of a prominent investment banking firm, provide the Board with valuable insight in the areas of accounting, tax, treasury, finance, investor relations, international strategy, operations, securities, and risk management. His extensive knowledge in these areas, and his familiarity with the automotive industry, both domestically and abroad, make him a valuable member to our Board.

Joseph W. McDonnell Director Age 71 Director Since 2012

Mr. McDonnell has served as Chair of the Nominating and Corporate Governance Committee since May 2022 and as a director of the Company since October 2012. Mr. McDonnell also serves as the President of the University of Maine at Farmington, while he is on leave from his position as a Professor of Public Policy and Management at the University of Southern Maine’s Edmund S. Muskie School of Public Service, where he lectures on organizational leadership, crisis and risk management, and argumentation, advocacy, and governance, among other subjects. In addition, Mr. McDonnell previously served as a Founding Director, Faculty Fellow and member of the board of the University of Southern Maine’s Confucius Institute. Mr. McDonnell previously served in several leadership positions in the academic and private sectors including: (i) Provost and Vice President of Academic Affairs and as Dean of the College of Management and Human Service, each position at the University of Southern Maine; (ii) Interim Dean of the College of Business at Stony Brook University; (iii) President and Chief Executive Officer of the New York International Commerce Group, Inc., which provides services for companies doing business in China; and (iv) Senior Vice President at the Long Island Lighting Company, a large gas and electric utility company. Mr. McDonnell holds an Executive Program Certificate from Harvard Business School, a PhD in Communications from the University of Southern California, and an MA and BA from Stony Brook University.

Mr. McDonnell’s qualifications to serve as a director include his significant experience in academia teaching and publishing articles on business administration, strategy, workforce development, crisis and risk management, and the development of management-level personnel, as well as his various leadership positions at foreign and domestic companies. Mr. McDonnell also has significant experience in sustainability matters leading a multi-million dollar initiative at the University of Maine at Farmington to increase energy efficiency and eliminate the use of fossil fuels on campus. Additionally, Mr. McDonnell has extensive knowledge of Chinese business and culture having lectured, published articles, and developed academic programs focused on China for more than twenty years, including founding a Confucius Institute at the University of Southern Maine. His research on the globalization and digitization of the economy, and complex trade relationships among the United States, Europe and China provide a unique perspective in these areas and enhance the Board’s understanding of the risks the Company faces due to its global operations.

Pamela S. Puryear, Ph.D. Director Age 59 Director Since 2021

Pamela S. Puryear, PhD, has served as a director of the Company since December 2021. In May 2023, Dr. Puryear will be appointed the Chair of the Compensation and Management Development Committee of the Company. Dr. Puryear also serves as a director of SpartanNash Company, where she is a member of the Compensation and Audit committees, and NextGen Healthcare, Inc., where she is a member of the Audit Committee. Previously, Dr. Puryear served as a director of Rockley Photonics Holdings Limited, where she was Chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Dr. Puryear is a business executive with 35 years of global experience in financial services, consulting, healthcare and retail. From 2009 to 2021, Dr. Puryear held several executive leadership roles, including: (i) Executive Vice President, Global Chief Human Resources Officer at Walgreens Boots Alliance; (ii) Senior Vice President, Chief Human Resources Officer at Zimmer Biomet; (iii) Senior Vice President, Chief Talent Officer at Pfizer Inc.; and (iv) Vice President, Organizational Development and Chief Talent Officer at Hospira Inc. Prior to these roles, Dr. Puryear led an independent organizational development consulting practice for 12 years working globally and across industry sectors, including consumer products, financial services, healthcare, professional services and insurance. Dr. Puryear also spent her first 10 years post-MBA in financial services in the real estate investment advisor industry. Her success in these positions has earned her recognition as a business and human capital thought leader and various honors, including the 2021 “Elite 100” by Diversity Woman Magazine, which recognizes black women executives who lead and innovate complex transformations in corporate America. Dr. Puryear was also inducted into the Executive Leadership Council (ELC), the preeminent member organization for Black Executives, in 2019.

Dr. Puryear holds a Ph.D. degree in organizational psychology from California School of Professional Psychology, an MBA degree from the Harvard Business School, and a BA degree in psychology with a concentration in organizational behavior from Yale University. Dr. Puryear is a recognized business and human capital thought leader, currently serving as a member of the Advisory Board, Human Capital Center at The Conference Board, a research think tank that delivers business insights to 1,000 public and private organizations in 60 countries.

Dr. Puryear’s qualifications to serve as a director include her track record of success in executive leadership positions across various global industries, and driving value creation through her expertise in human capital management, organizational development, operational excellence and innovation. Additionally, Dr. Puryear has demonstrated knowledge and leadership with respect to environmental, social and governance issues, which will provide valuable insight and assist the Company in enhancing our corporate social responsibility strategies, including diversity, equity and inclusion initiatives.

Emeritus Directors of the Board of Directors

Our Board of Directors may invite former members of the Board to serve from time to time as emeritus directors so that it may continue to receive their advice and counsel on matters before the Board. Emeritus directors provide advisory services and may be invited to attend meetings of the Board. However, emeritus directors do not have any voting rights, are not counted for quorum purposes, and shall not be considered a director for any purpose. Emeritus directors may receive, at the discretion of the Board, compensation for their advisory services, reimbursement for meeting travel expenses, and coverage under our medical, dental and vision insurance plans. Arthur S. Sills and Peter J. Sills currently serve as emeritus directors, and Lawrence I. Sills and William H. Turner will be appointed to serve as emeritus directors on the date of our 2023 Annual Meeting.

Proposal No. 2

Ratification of the Appointment of KPMG LLP

Our Board of Directors recommends you vote “FOR” the ratification of KPMG as the Company’s independent registered public accounting firm.

The Audit Committee of our Board of Directors plans to appoint KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the 2023 fiscal year. Although the Company is not required to seek shareholder approval of this appointment, the Board believes it to be sound corporate governance to do so and is asking shareholders to ratify the appointment of KPMG. If the appointment is not ratified, the Audit Committee will investigate the reasons for shareholder rejection and will reconsider the appointment. Representatives of KPMG are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by KPMG in the fiscal years ended December 31, 2022 and 2021.

	2022	2021
Audit fees	$1,984,800	$1,983,100
Audit-related fees(1)	8,500	8,000
Tax fees(2)	253,800	235,600
All other fees	─	─
Total	$2,247,100	$2,226,700

(1)	Audit-related fees consisted principally of fees for services related to audit procedures and employee benefit plans.

(2)	Tax fees consisted principally of fees for services related to U.S. and international tax compliance and planning.

In accordance with its charter, the Audit Committee approves the compensation and terms of engagement of the Company’s independent auditors, including the pre-approval of all audit and non-audit service fees. All of the fees paid to the Company’s independent auditors described above were for services pre-approved by the Audit Committee.

Proposal No. 3

Advisory Vote on the Compensation

of Our Named Executive Officers

Our Board of Directors recommends you vote “FOR” the approval of the non-binding, advisory resolution approving the compensation of our named executive officers.

At our Annual Meeting, our shareholders will have the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers, as disclosed in this Proxy Statement (referred to as a “say-on-pay” vote). The say-on-pay vote is being provided pursuant to Section 14A of the Securities Exchange Act of 1934. The say-on-pay vote is an advisory vote that is not binding on the Company or the Board of Directors; however, the Board values the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions.

Our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. We avoid the use of highly leveraged incentives that may encourage overly risky, short-term behavior on the part of executives. We believe that our executive compensation program is reasonable, competitive and focused on pay for performance principles, as described more fully in the “Compensation Discussion and Analysis” section, beginning on page 28 of this Proxy Statement.

Our Compensation Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the Company’s named executive officers. We utilize a combination of base pay, annual incentives and long-term incentives. While we have generally targeted base pay to be in the median to 75% range, and each other component of executive compensation to be at or near the median range of similar-type compensation for our peer group, actual compensation of our named executive officers varies depending upon the achievement of pre-established performance goals. The annual cash incentive award is based on the achievement of both company-level financial performance and management performance, or management by objective goals (“MBO”). Actual award payouts may range from 0% to 200% of the target award amount, depending upon the level of achievement. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our shareholders and the Company’s long-term interests. Our executive compensation policies have enabled us to attract and retain talented and experienced executives and have benefited the Company over time. We believe that the fiscal year 2022 compensation of each of our named executive officers was reasonable and appropriate, and aligned with the Company’s fiscal year 2022 results and achievement of the objectives of our executive compensation program.

The Company also has several governance policies in place to align executive compensation with shareholder interests and mitigate risks in its plans. These programs include stock ownership guidelines (including a mandatory post-vesting holding period, as described below), limited perquisites, use of tally sheets, and a claw back policy.

For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following non-binding resolution:

“RESOLVED, that the shareholders hereby APPROVE, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the accompanying narrative discussion.”

Proposal No. 4

Advisory Vote on the Frequency of a

Shareholder Vote on the Compensation of our

Named Executive Officers

Our Board of Directors recommends that you vote to approve holding the non-binding, advisory shareholder vote on the compensation of our named executive officers EVERY YEAR.

At our Annual Meeting, our shareholders will have the opportunity to vote, on an advisory (non-binding) basis, as to whether the say-on-pay vote should occur every one, two or three years (referred to as a “say-on-frequency” vote). Shareholders also may abstain from casting a vote on this proposal. The say-on-frequency vote is being provided pursuant to Section 14A of the Securities Exchange Act of 1934.

At our 2017 Annual Meeting, our shareholders expressed a preference to hold our say-on-pay vote annually, and we have held our say-on-pay vote annually since that time. Our Board believes that holding the say-on-pay vote annually allows our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices, as disclosed in the Proxy Statement each year. Accordingly, our Board recommends that you vote to continue holding the say-on-pay vote each year.

The result of this advisory vote on the frequency of our say-on-pay vote is non-binding; however, the Board values the opinions of our shareholders, and will consider the outcome of the vote and those opinions when deciding how frequently to conduct future say-on-pay votes. The next say-on-frequency vote is expected to occur at our 2029 Annual Meeting of Shareholders.

Security Ownership of Certain Beneficial Owners

and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 6, 2023 by:

●	each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock;
●	each director and nominee for director of the Company;
●	each executive officer named in the Summary Compensation Table below; and
●	all directors and executive officers as a group.

Name and Address	Amount and Nature of Beneficial Ownership (1)		Percentage of Class
BlackRock, Inc.	3,361,132	(2)	15%
55 East 52nd Street
New York, NY 10055
Royce & Associates, LP	1,469,073	(3)	6.6%
745 Fifth Avenue
New York, NY 10151
Dimensional Fund Advisors LP	1,369,960	(4)	6.1%
Palisades West, Bldg. One
6300 Bee Cave Road
Austin, TX 78746
The Vanguard Group	1,342,584	(5)	6%
100 Vanguard Blvd.
Malvern, PA 19355
William Blair Investment Management, LLC	1,109,494	(6)	5%
150 North Riverside Plaza
Chicago, IL 60606
Lawrence I. Sills	673,945	(7)	3%
Eric P. Sills	177,921		*
William H. Turner	84,988		*
James J. Burke	77,611		*
Carmine J. Broccole	76,739		*
Dale Burks	62,712		*
Pamela Forbes Lieberman	46,617		*
Joseph W. McDonnell	26,158		*
Alisa C. Norris	19,458		*
Nathan R. Iles	18,908		*
Patrick S. McClymont	17,579		*
Alejandro C. Capparelli	4,775		*
Pamela S. Puryear	3,547		*
Directors and Officers as a group (17 persons)	1,432,127		6.4%

*	Represents beneficial ownership of less than one percent of the outstanding shares of Common Stock.

(1)	Applicable percentage of ownership is calculated by dividing (a) the total number of shares beneficially owned by the shareholder by (b) 22,371,688 which is the number shares of Common Stock outstanding as of April 6, 2023 Beneficial ownership is calculated based on the requirements of the Securities and Exchange Commission (“SEC”). Except as indicated in the footnotes to this table, the shareholder named in the table has sole voting power and sole investment power with respect to the shares set forth opposite such shareholder’s name. Unless otherwise indicated, the address of each individual listed in the table is c/o Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York 11101.

(2)	The information for BlackRock, Inc. and certain of its affiliates (“BlackRock”) is based solely on an amendment to its Schedule 13G filed with the SEC on January 23, 2023, wherein BlackRock states that it beneficially owns an aggregate of 3,361,132 shares of our Common Stock; BlackRock states that it has sole voting power for 3,314,439 shares, shared voting power for 0 shares, sole investment power for 3,361,132 shares and shared investment power for 0 shares.

(3)	The information for Royce & Associates, LP and certain of its affiliates (“Royce”) is based solely on an amendment to its Schedule 13G filed with the SEC on January 24, 2023, wherein Royce states that it beneficially owns an aggregate of 1,469,073 shares of our Common Stock; Royce states that it has sole voting power for 1,469,073 shares, and sole investment power for 1,469,073 shares.

(4)	The information for Dimensional Fund Advisors LP and certain of its affiliates (“Dimensional”) is based solely on an amendment to its Schedule 13G filed with the SEC on February 10, 2023, wherein Dimensional states that it beneficially owns an aggregate of 1,369,960 shares of our Common Stock; Dimensional states that it has sole voting power for 1,341,744 shares, shared voting power for 0 shares, sole investment power for 1,369,960 shares, and shared investment power for 0 shares.

(5)	The information for The Vanguard Group and certain of its affiliates (“Vanguard”) is based solely on an amendment to its Schedule 13G filed with the SEC on February 9, 2023, wherein Vanguard states that it beneficially owns an aggregate of 1,342,584 shares of our Common Stock; Vanguard states that it has sole voting power for 0 shares, shared voting power for 17,867 shares, sole investment power for 1,309,526 shares and shared investment power for 33,058 shares.

(6)	The information for William Blair Investment Management, LLC (“WBIM”) is based solely on an amendment to its Schedule 13G filed with the SEC on February 9, 2023, wherein WBIM states that it beneficially owns an aggregate of 1,109,494 shares of our Common Stock; WBIM states that it has sole voting power for 685,879 shares, shared voting power for 0 shares, sole investment power for 1,109,494 shares and shared investment power for 0 shares.

(7)	Includes 2,812 shares of Common Stock owned by Mr. Sills’ wife. For shares of stock held by his wife, Lawrence I. Sills disclaims beneficial ownership of the shares so deemed “beneficially owned” by him within the meaning of Rule 13d-3 of the Exchange Act.

Corporate Governance

The Company’s Board of Directors has adopted policies and procedures that the Board believes are in the best interests of the Company and its shareholders as well as compliant with the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, and the listing standards of the New York Stock Exchange. In particular:

●	The Board has adopted Corporate Governance Guidelines;

●	The Board has appointed a Presiding Independent Director, who is independent under the New York Stock Exchange standards and applicable SEC rules;

●	A majority of the Board and all members of the Audit Committee, Compensation and Management Development Committee, and Nominating and Corporate Governance Committee are independent under the New York Stock Exchange standards and applicable SEC rules;

●	The Board has adopted charters for each of the Committees of the Board and the Presiding Independent Director;

●	The Company’s Corporate Governance Guidelines provide that the independent directors meet periodically in executive session without management and that the Presiding Independent Director chairs the executive sessions;

●	Interested parties are able to make their concerns known to non-management directors or the Audit Committee by e-mail or by mail (see “Communications to the Board” section below);

●	The Company has a Corporate Code of Ethics that applies to all Company employees, officers and directors, and a Whistleblower Policy with a dedicated website and toll-free helpline that is operated by an independent third party and is available to any employee, supplier, customer, shareholder or other interested third party; and

●	The Company has established Stock Ownership Guidelines that apply to its independent directors and executive officers.

Certain information relating to corporate governance matters can be viewed at ir.smpcorp.com under “Governance Documents.” Copies of the Company’s (1) Corporate Governance Guidelines, (2) charters for the Audit Committee, Compensation Committee, Governance Committee, Strategic Planning Committee, and the Presiding Independent Director, and (3) Corporate Code of Ethics and Whistleblower Policy are available on the Company’s website. Copies will also be provided to any shareholder free of charge upon written request to Carmine J. Broccole, Secretary of the Company, at 37-18 Northern Blvd., Long Island City, NY 11101 or via email at financial@smpcorp.com.

Meetings of the Board of Directors and its Committees

In 2022, the total number of meetings of the Board of Directors, including regularly scheduled and special meetings, was seven. All of our directors attended at least 75% of the total number of meetings of the Board and the Committees on which they served during 2022. The Company requires all Board members to attend its Annual Meeting of Shareholders. All directors were present at the 2022 Annual Meeting of Shareholders held on May 19, 2022.

The Board currently has four standing committees. The table below lists each committee, its composition and current chair. Each committee is comprised only of our independent directors.

Name	Audit Committee	Compensation and Management Development Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Lawrence I. Sills	─	─	─	─
William H. Turner	Member	Member	Member	Member
James J. Burke	─	─	─	─
Alejandro C. Capparelli	Member	Member	Member	Member
Pamela Forbes Lieberman	Chair	Member	Member	Member
Patrick S. McClymont	Member	Member	Member	Chair
Joseph W. McDonnell	Member	Member	Chair	Member
Alisa C. Norris[1]	Member	Chair	Member	Member
Pamela S. Puryear[1]	Member	Member	Member	Member
Eric P. Sills	─	─	─	─
[1]	Pamela S. Puryear will replace Alisa C. Norris as chair of the Compensation and Management Development Committee, effective as of the date of our 2023 Annual Meeting.

Audit Committee

The Audit Committee is responsible for: (1) recommending to the Board of Directors the engagement of the independent auditors of the Company; (2) reviewing with the independent auditors the scope and results of the Company’s audits; (3) pre-approving the professional services furnished by the independent auditors to the Company; (4) reviewing the independent auditors’ management letter with comments on the Company’s internal accounting control; (5) reviewing management policies relating to enterprise risk assessment and risk management; and (6) overseeing the adequacy and effectiveness of the Company’s internal controls, policies and procedures regarding cybersecurity, information security and data protection and compliance with applicable laws and regulations concerning privacy. The Audit Committee held four meetings in 2022.

The Board of Directors has determined that each Audit Committee member is financially literate and independent. In addition, the Board has determined that at least one member of the Audit Committee meets the New York Stock Exchange standard of having accounting or related financial management expertise. The Board has also determined that Pamela Forbes Lieberman (the Audit Committee’s Chair), Patrick S. McClymont, Dr. Pamela S. Puryear and William H. Turner meet the SEC’s criteria for an “audit committee financial expert.”

Compensation and Management Development Committee (“Compensation Committee”)

The Compensation Committee’s functions are to: (1) approve the compensation packages of the Company’s executive officers; (2) administer the Company’s equity incentive plans and other benefit plans; (3) review the Company’s overall compensation policies and practices, including compensation-related risk assessments; (4) review the performance, training, recruitment and retention, and development of Company management in achieving corporate goals and objectives, including diversity, equity, inclusion and belonging objectives; (5) oversee the Company’s management succession planning; and (6) oversee the Company’s strategies and policies relating to human capital management. With respect to diversity, the Compensation Committee is committed to ensuring that the Company’s management actively seeks candidates who are diverse in terms of race, gender or ethnicity when considering new hires and promotions for all positions, from entry-level to senior leadership. The Compensation Committee held three meetings in 2022.

The Compensation Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages. The Compensation Committee may, at its discretion, solicit the input of our Chief Executive Officer, or any independent consultant or advisor in satisfying its responsibilities. The Compensation Committee may also, at its discretion, form and delegate authority to subcommittees, or it may delegate authority to one or more designated members of the Board or to our executive officers.

Nominating and Corporate Governance Committee (“Governance Committee”)

The Governance Committee assists the Board in discharging and performing its duties and responsibilities with respect to corporate governance, including:

●	the identification and recommendation of individuals qualified to become or continue as directors, including through succession planning to ensure the desired mix of professional experience, qualifications, skills and diversity in background, race, gender, disability, ethnicity, nationality, religion, and sexual orientation;

●	the continuous improvement in corporate governance policies and practices;

●	the annual assessment of the performance of the Board and each of its committees through questionnaires and one-on-one assessments with individual members of the Board;

●	the recommendation of members for each committee of the Board;

●	the compensation arrangements for members of the Board; and

●	overseeing the Company’s commitment to environmental, social, and governance matters.

The Governance Committee held two meetings in 2022. The Governance Committee has the exclusive authority and responsibility to review and recommend to the Board all aspects of director compensation. The Governance Committee may solicit, in its discretion, the input of an independent consultant or advisor in satisfying its responsibilities.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought to complement and enhance the existing board composition. In recommending candidates for election to the Board, the Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. However, in making nominations, the Governance Committee seeks candidates who possess: (1) the highest level of integrity and ethical character; (2) a strong personal and professional reputation; (3) sound judgment; (4) financial literacy; (5) independence; (6) significant experience and proven superior performance in professional endeavors; (7) an appreciation for Board and team performance; (8) the commitment to devote the time necessary for Board activities; (9) skills in areas that will benefit the Board; and (10) the ability to make a long-term commitment to serve on the Board.

The Governance Committee reviews each candidate’s qualifications to determine whether the candidate possesses the specific qualities and skills that are desired in members of the Board, taking into account diversity in professional experience, skills and background, race, gender, disability, ethnicity, nationality, religion, and sexual orientation. In particular, the Governance Committee is committed to actively seeking candidates who are diverse in terms of race, gender or ethnicity when developing the pool of candidates to be considered as prospective nominees. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Governance Committee recommends the candidate for consideration by the Board. The Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

In the case of an annual meeting, shareholders may nominate director candidates by complying with the procedures set forth in our By-Laws and with Rule 14a-19 as promulgated by the Securities and Exchange Commission. These procedures require that the Secretary of the Company receive written notice of the nomination and the information stated in our By-Laws not later than 90 days, nor earlier than 120 days, prior to the first anniversary of the preceding annual meeting. Recommendations and nominations must be addressed to: Carmine J. Broccole, Secretary of the Company, at 37-18 Northern Blvd., Long Island City, NY 11101.

Strategic Planning Committee

The Strategic Planning Committee’s functions are to assist the Board in discharging and performing its oversight role regarding the Company’s long-term strategic planning and to give guidance to management in creating the Company’s long-term strategic plans. The Strategic Planning Committee held one meeting in 2022.

In fulfilling its role, the Strategic Planning Committee shall, among other things, (1) assist in the development, adoption, and modification of the Company’s current and future strategy, including our long-term strategies to address industry trends impacted by climate-related issues; (2) review and assess external developments and other factors affecting the markets in which the Company competes and their impact on the Company’s strategy; (3) review and assess the Company’s core competencies with regard to expanding their implementation in attractive markets beyond the automobile aftermarket; and (4) review and advise the Board and management on corporate development and growth initiatives, including acquisitions, joint ventures and strategic alliances.

Board Leadership Structure

The business of the Company is managed under the direction of the Board of Directors of the Company in the interest of the shareholders. Our corporate governance policies and practices provide that the roles of Chairman and Chief Executive Officer may be either separate or combined, and our Board exercises its discretion in combining or separating these positions as it deems appropriate in the best interests of our Company. The Board considers various factors when determining the appropriate leadership structure that will allow the Board to effectively carry out its responsibilities and best represent our shareholders’ interests, including our corporate goals and objectives, risk oversight and management processes, operating performance and financial results, our corporate governance practices, and the advantages and disadvantages of alternative leadership structures. Our Board may also designate a “Presiding Independent Director”, who shall have the responsibilities set forth in our Corporate Governance Guidelines and our Presiding Independent Director Charter.

Our Chairman provides leadership to the Board, leads discussions of strategic issues for the Company, and works with the Board to define its structure and activities in fulfillment of its responsibilities. Our Presiding Independent Director serves as the principal liaison between the Chairman and the independent directors and presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors. The Presiding Independent Director has the authority to call meetings of the independent directors and retain outside counsel and other advisors to the extent necessary in the conduct of his duties and responsibilities. The Presiding Independent Director is expected to provide independent oversight of management, while fostering a cohesive Board that cooperates with the Chairman and Chief Executive Officer towards the ultimate goal of creating shareholder value. The Presiding Independent Director is approved by a majority vote of the independent directors of the Board every year. Our Corporate Governance Guidelines and the charter of the Presiding Independent Director can be viewed at ir.smpcorp.com under “Governance Documents.”

As of the date of this Proxy Statement, Lawrence I. Sills serves as our Chairman of the Board, Eric P. Sills serves as our Chief Executive Officer and President, and William H. Turner serves as our Presiding Independent Director. In May 2023, Lawrence I. Sills and William H. Turner will each assume the role of Director Emeritus at the end of their current terms of office. Eric P. Sills will succeed Lawrence I. Sills as Chairman of the Board, and Alisa C. Norris, Director and Chair of the Compensation Committee, will stepdown as Chair of the Compensation Committee and succeed Mr. Turner as Presiding Independent Director.

Eric P. Sills has served as a Director and our Chief Executive Officer since March 2016, as our President since February 2015 and in various senior leadership positions across our company over the course of his 30-plus year career. We believe that combining the roles of Chairman and CEO is appropriate and in the best interest of the Company at this time because it more fully utilizes the strong leadership qualities of Mr. Sills, provides clarity regarding our business goals and objectives, and ensures alignment in the execution of our business strategy. We believe the resulting effect empowers our employees and senior leadership to perform at their best, promoting effective decision-making, reinforcing accountability, and improving our ability to respond quickly to changing business conditions.

The Board’s Annual Self-Evaluation

The Board of Directors conducts a self-evaluation on an annual basis that is designed to enhance the overall effectiveness of the Board and each of its committees. The evaluation covers the processes, structure, culture and performance of the Board and each of its committees, and the experience, qualifications, attributes and skills of the individual members of the Board. Information is gathered for evaluation through the use of a comprehensive written questionnaire distributed annually, and one-on-one assessments between the Presiding Independent Director and each director periodically over the course of the year. The evaluation process is overseen by the Presiding Independent Director and the Chair of the Governance Committee, who review the results of the evaluation with our independent directors in executive sessions at meetings of the Board. In addition, the Board may engage an independent consultant in connection with its self-evaluation process; however, the Board did not elect to do so in 2022. We believe that the Board’s annual self-evaluation reflects good corporate governance, and has strengthened our Board, each of its committees and individual director performance over time.

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company. In addition, the Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies as well as to consider what level of risk is appropriate for the Company.

The involvement of the Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. As part of its risk oversight function, the Board reviews risk throughout the business, focusing on financial risk, legal/compliance risk and operational/strategic risk, as well as environmental, social and governance matters.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Audit Committee also oversees information security risks and receives briefings from senior management on related matters at least semi-annually, and more frequently as circumstances warrant. In addition to setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior that is consistent with the Company’s business strategy.

Communications to the Board

Shareholders and other interested parties may communicate with the Board or individual directors, including the Presiding Independent Director, pursuant to the procedures established by the Governance Committee from time to time. Correspondence intended for the Board or an individual director should be sent to the attention of the Secretary of the Company at 37-18 Northern Blvd., Long Island City, NY 11101, who will forward it to the members of the Governance Committee. The Governance Committee will have the discretion to distribute only such correspondence to the Board or individual members of the Board that the Governance Committee determines in good faith has a valid business purpose or is otherwise appropriate for the Board or individual member thereof to receive.

Code of Ethics and Environmental, Social & Governance

Our Company was founded in 1919 on the values of integrity, common decency and respect for others. These values continue to this day and are embodied in our Code of Ethics, which has been adopted by the Board of Directors of the Company to promote honest and ethical conduct, and propagate a culture of compliance from the top down.

These values also serve as the foundation for our continuous focus on environmental, social and governance (ESG) initiatives, and in particular, our commitment to environmental stewardship and our efforts to identify and implement practices that reduce our impact while achieving our business goals; our commitment to diversity, equity, inclusion and belonging, and employee development, retention, health and safety; and our commitment to community engagement. We believe that these initiatives, and the integration of a sustainable approach to our business, will provide long-term value to our Company and its stakeholders, including the communities within which we operate.

Over the course of the last year, we continued to prioritize our ESG initiatives, linking executive compensation with the achievement of our ESG goals. As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the annual cash incentive award earned by our executive officers in 2022 was based in part on the achievement of ESG initiatives, such as: (i) achieving reductions in our Scope 1 and Scope 2 greenhouse gas emissions, usage of energy and generation of waste, and increasing our percentage of waste recycled; (ii) furthering our SMP Cares® community initiatives through employee engagement and scholarship opportunities; and (iii) enhancing our employee-focused initiatives relating to health and safety, mentoring, diversity, equity, inclusion and belonging, among many others.

In our core automotive aftermarket business, we believe our product offering contributes to a greener car parc in several important ways. Our professional grade automotive parts are used to maintain, service and repair vehicles, replacing failed components that are necessary for vehicles to operate safely and efficiently, and extending the service life of vehicles on the road. We also offer several key product categories that are critical components in automotive systems designed to improve fuel economy and reduce harmful emissions, such as fuel injectors, exhaust gas recirculation valves, sensors and tubes, and evaporative emission control system components. We bring to market alternative energy products, which utilize cleaner burning fuels or are designed for electric or hybrid electric vehicles.

Our Corporate Code of Ethics is available at ir.smpcorp.com. You may also learn more about our ESG initiatives in our most current sustainability report and on our corporate website at ir.smpcorp.com under “Environmental & Social Responsibility” and at smpcares.smpcorp.com. Our Code of Ethics and the information in our sustainability report and on our corporate websites are referenced for general information only and are not incorporated by reference in this Proxy Statement.

Prohibition on Hedging or Pledging of Company Stock

All directors and employees, including officers, are expressly prohibited from hedging or engaging in any derivative transactions, such as “cashless” collars, forward contracts or equity swaps, to offset any decrease in the market value of the Company’s Common Stock. All directors and employees, including officers, are also expressly prohibited from pledging their shares of Common Stock.

Director Independence

The Board has affirmatively determined that each member of the Board and its committees, other than Lawrence I. Sills, Eric P. Sills and James J. Burke, is independent. The Board made such determination based upon the definitions and criteria established by the New York Stock Exchange and the SEC for independent board members. In that regard, the Board considered whether any director has, or has had in the most recent three years, any material relationships with the Company, including any affiliation with our independent auditors. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation or family relationship.

Director Compensation

The following table sets forth the compensation paid by the Company to our non-employee directors in 2022.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)		All Other Compensation (3)	Total
Lawrence I. Sills*	$281,664	$	─	$15,852	$297,516
William H. Turner*	112,500		98,760	─	211,260
Pamela Forbes Lieberman	107,500		98,760	15,696	221,956
Patrick S. McClymont	102,500		98,760	─	201,260
Joseph W. McDonnell	102,500		98,760	─	201,260
Alisa C. Norris	102,500		98,760	─	201,260
Alejandro C. Capparelli[4]	10,000		177,769	─	187,769
Pamela S. Puryear	87,500		98,760	─	186,260
John P. Gethin[5]	42,500		98,760	─	141,260

*Lawrence I. Sills and William H. Turner will transition to the role of Emeritus Directors at our 2023 Annual Meeting.

(1)	Represents (a) the annual cash retainer paid to each director, and (b) the annual retainer paid to each Chair of our Board Committees and to our Presiding Independent Director.

(2)	Represents the grant date fair value of (a) the Company Common Stock awarded to each director as an annual equity retainer and any portion of the annual cash retainer paid in Company Common Stock at the discretion of the director, and (b) shares of restricted stock granted to each non-employee director.

The grant date fair value of stock awards is computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

The number of shares of Common Stock covered by outstanding (unvested) stock awards held by each non-employee director at December 31, 2022 are set forth below:

Name	Outstanding (Unvested) Restricted Stock Awards
Lawrence I. Sills	─
William H. Turner	1,000
Pamela Forbes Lieberman	1,000
John P. Gethin	─
Patrick McClymont	1,000
Joseph W. McDonnell	1,000
Alisa C. Norris	1,000
Pamela S. Puryear	1,000
Alejandro C. Capparelli	1,125

No directors held option awards outstanding at December 31, 2022.

(3)	Represents the applicable COBRA premiums for medical, dental and vision insurance plan coverage provided to any director less contributions paid by such director.

(4)	Mr. Capparelli’s compensation includes a pro rata portion of the annual cash retainer, annual equity retainer and restricted stock award paid to our non-employee directors for the then current term of office at the time of his appointment to the Board in April 2022.

(5)	Relates only to compensation received for the period during which Mr. Gethin served as a director until his passing in June 2022.

Non-employee directors, other than the Chairman of the Board, receive an annual cash retainer, an annual equity retainer in the form of Common Stock, and a restricted stock award of shares of Common Stock under the Amended and Restated 2016 Omnibus Incentive Plan (the “Omnibus Plan”). The cash retainer is typically paid in equal installments on a quarterly basis, and may be paid in full or in part in Company Common Stock at the discretion of the director. The equity retainer is based on the fair market value of the Company’s Common Stock as of the date of issuance. The Presiding Independent Director and the Chair of each committee of the Board also receive an additional annual cash retainer for their services. The equity retainer, restricted stock awards and cash retainer for services as Presiding Independent Director and committee Chair are typically paid on the date of the annual meeting of shareholders. The Chairman of the Board, Lawrence I. Sills, received a cash retainer and a monthly allowance for leasing an automobile and reimbursement of related expenses. The Chairman did not receive an equity retainer or a restricted stock award.

Upon the recommendation of the Governance Committee, the Board of Directors approved the following enhancements to its director compensation program, effective as of May 19, 2022: (i) the Chairman, Lawrence I. Sills, received an annual cash retainer of $25,000 and an increase in the monthly cash retainer from $20,000 to approximately $22,083; (ii) the annual cash and equity retainers earned by non-employee directors (other than the Chairman) increased from $80,000 to $90,000 and from $55,000 to $65,000, respectively; (iii) the annual retainer earned by the Presiding Independent Director, William H. Turner, increased from $20,000 to $25,000; and (iv) the annual retainers earned by each Chair of the Audit Committee (Pamela Forbes Lieberman), Governance Committee (Joseph W. McDonnell), Compensation Committee (Alisa C. Norris) and Strategic Planning Committee (Patrick S. McClymont) increased from $10,000, in each case, to $20,000 for the Audit Committee, and $15,000 for each of the Governance Committee, Compensation Committee and Strategic Planning Committee.

The restricted stock award issued to our non-employee directors in May 2022 had a grant date fair market value of $33.76 per share, for a total of $33,760, and the additional restricted stock award issued to Mr. Capparelli in April 2022 upon his appointment to the Board had a grant date fair market value of $37.07 per share, for a total of $4,634. Mr. Capparelli also elected to receive Company Common Stock in lieu of three quarterly payments of his annual cash retainer. These amounts are included in the “Stock Awards” column in the Director Compensation table above. The restricted stock awards granted to our non-employee directors vest one year after the grant date, so long as the director remains continuously in office. In the event of a merger of the Company or sale of all or substantially all of the Company’s assets, vesting of all of the shares of restricted stock will accelerate, and such shares will become fully vested. Non-employee directors were also eligible to receive other types of awards under our Omnibus Plan, but such awards were discretionary.

Lawrence I. Sills and Pamela Forbes Lieberman were the only directors eligible in 2022 to be covered under the Company’s medical, dental or vision plans.

Eric P. Sills, our Chief Executive Officer and President, and James. J. Burke, our Chief Operating Officer, received no compensation in 2022 for their service as directors (see the Summary Compensation Table for disclosure regarding Eric Sills’ and James Burke’s executive officer compensation).

The Governance Committee engaged the consulting firm, USI Consulting Group, to conduct a study of director compensation in 2021 and 2022, utilizing comparable peer groups as a reference to assess the Company’s director compensation program and to determine and recommend the various enhancements described above. Prior to the engagement, the Committee considered factors that could affect the independence of USI Insurance Services, including any business or personal relationships between the consultant and the members of the Committee and the Committee’s prior engagements of the consulting firm. Based on this review, the Committee determined that the engagement would not create any conflicts of interest.

Policy on Poison Pills

The Company does not have a poison pill and is not presently considering the adoption of such a device. If the Company were ever to adopt a shareholder rights agreement, the Company would seek prior shareholder approval, unless due to time constraints or other reasons, the Board, in the exercise of its fiduciary responsibilities, determines that it would be in the best interests of shareholders to adopt a shareholder rights agreement before obtaining shareholder approval. If the Board were ever to adopt a shareholder rights agreement without prior shareholder approval, the Board would submit such agreement to shareholders for ratification within one year.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during 2022 were independent directors, and no member was an employee or former employee of the Company. During 2022, no executive officer of the Company served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on the Company’s Compensation Committee or Board of Directors.

Management Information

All of our officers are appointed by our Board of Directors. The biographies of Eric P. Sills and James J. Burke are presented in connection with “Proposal No. 1 – Election of Directors”, beginning on page 4 of this Proxy Statement. The following table sets forth the biographies of our other officers as of the date of this Proxy Statement:

Dale Burks Chief Commercial Officer & Executive Vice President Age 63

Mr. Burks has served as our Chief Commercial Officer and Executive Vice President since March 2016. Prior to his current appointment, Mr. Burks served as our Vice President Global Sales and Marketing from 2013 to March 2016, our Vice President Corporate Sales and Marketing from 2011 to 2013, our Vice President Temperature Control Division from 2006 to 2011, our General Manager – Temperature Control Division from 2003 to 2006, and in various capacities throughout our Company from 1984 to 2003, including as our Director – Sales & Marketing, Regional Manager and Territory Manager. Mr. Burks has completed Executive Education programs at Ross School of Business, University of Michigan, and Kellogg School of Management, Northwestern University, and holds a B.S. from Oregon State University.

Nathan R. Iles Chief Financial Officer Age 46

Mr. Iles has served as our Chief Financial Officer since September 2019. Prior to his appointment as our Chief Financial Officer, Mr. Iles served as Vice President and Chief Financial Officer at UCI International Holdings, Inc. (“UCI”) from December 2016 to February 2019, Chief Financial Officer of UCI’s ASC/Airtex Performance Pumps business from August 2015 to December 2016, and Vice President Corporate Finance of UCI-FRAM Auto Brands from July 2011 to August 2015. Mr. Iles has also held finance and accounting positions at Sears Holdings Corporation and Deloitte & Touche. Mr. Iles holds an M.B.A. from the University of Chicago Booth School of Business, and a B.B.A. from Eastern Kentucky University. Mr. Iles is a Certified Public Accountant.

Carmine J. Broccole Chief Legal Officer & Secretary Age 57

Mr. Broccole has served as our Chief Legal Officer since September 2021 and as our Secretary since 2006. Prior to his current appointment, Mr. Broccole served as our Senior Vice President General Counsel from March 2016 to September 2021, as our Vice President General Counsel from 2006 to March 2016, and as our General Counsel from 2004 to 2006. Prior to such time, Mr. Broccole was a Partner of Kelley Drye & Warren LLP. Mr. Broccole holds a J.D. from Stanford Law School and a B.A. from Cornell University, and is a member of the Bars of New York and California.

Thomas S. Tesoro Chief Human Resources Officer Age 68

Mr. Tesoro has served as our Chief Human Resources Officer since September 2021. Prior to his current appointment, Mr. Tesoro served as our Senior Vice President Human Resources from January 2020 to September 2021, and as our Vice President Human Resources from 2006 to January 2020. From 1999 to 2006, Mr. Tesoro served as Senior Vice President of Human Resources for Vertrue Inc. Prior to such time, he served in a variety of senior human resources related positions for a number of Fortune 500 companies. Mr. Tesoro holds a J.D. from Fordham University School of Law and a B.S. from Fordham University, and is a member of the Bar of New York.

Ray Nicholas Chief Information Officer & Vice President Information Technology Age 59

Mr. Nicholas has served as our Vice President Information Technology since 2006 and as our Chief Information Officer since 2013. From 1990 to 2006, Mr. Nicholas served as the Manager and Director of Information Systems for our Temperature Control Division. Mr. Nicholas completed the Automotive Aftermarket Professional program at University of the Aftermarket, Northwood University, and an Executive Education program at University of Virginia, Darden School of Business, and holds a B.S. from Northeast Louisiana University.

William J. Fazio Chief Accounting Officer Age 68

Mr. Fazio has served as our Chief Accounting Officer since 2008. From 2007 to 2008, Mr. Fazio served as our Director, Corporate Accounting. From 2001 to 2007, he served as the Corporate Controller and Chief Accounting Officer of Hexcel Corporation. Prior to that time, Mr. Fazio served as Vice President, Controller of Kodak Polychrome Graphics. Mr. Fazio holds an M.B.A. from Hofstra University and a B.S. from St. John’s University. Mr. Fazio is also a Certified Public Accountant.

Erin Pawlish Treasurer Age 47	Ms. Pawlish has served as our Treasurer since November 2015. Prior to her appointment as our Treasurer, Ms. Pawlish served as our Financial Director from 2013 to November 2015, and as a Senior Manager at KPMG LLP from September 1998 to December 2012. Ms. Pawlish holds a B.B.A. from Pace University. Ms. Pawlish is also a Certified Public Accountant.

Compensation Discussion and Analysis

Overview

This section of our Proxy Statement describes the material components of our compensation program for our “named executive officers.” Under SEC rules, our named executive officers for fiscal year 2022 were:

Eric P. Sills Chief Executive Officer & President	Nathan R. Iles Chief Financial Officer
James J. Burke Chief Operating Officer	Carmine J. Broccole Chief Legal Officer & Secretary
Dale Burks Chief Commercial Officer & Executive Vice President

In this section, we also discuss: (a) our business strategy; (b) our financial results for fiscal year 2022 and its impact on the compensation awarded to our named executive officers; (c) the primary responsibilities of our Compensation Committee; (d) our executive compensation philosophy and the objectives of our executive compensation program; (e) the process followed by our Compensation Committee in arriving at specific compensation policies and decisions; (f) the components of our compensation package and the reasons that we provide each component; and (g) the factors considered by our Compensation Committee in arriving at its compensation decisions for 2022.

The Compensation Committee is comprised exclusively of independent directors. In performing its duties, the Compensation Committee may solicit the input of our Chief Executive Officer or any independent consultant or advisor.

Business Strategy and Summary of 2022 Financial Results

Our core strategy is to be the best automotive parts manufacturer and application solutions provider to the markets that we serve. We pursue this strategy by developing innovative product solutions, exceptional customer service, high quality products and services, and engineering expertise with continued investment in our future.

The Compensation Committee selects management performance objectives (or MBO goals) for the annual cash incentive awards of our named executive officers that are designed to implement this strategy.

The MBO goals for fiscal year 2022 were: (a) the achievement of specific growth initiatives in both our core automotive aftermarket business and in non-aftermarket end markets we supply, including on-highway (commercial and light vehicles) and off-highway (construction, agriculture, power sports and other) applications; (b) continuous improvement in specific cost reduction initiatives; and (c) environmental, social and governance (ESG) initiatives designed to exemplify our commitment to addressing these important societal issues, such as: (i) achieving reductions in our Scope 1 and Scope 2 greenhouse gas emissions, usage of energy and generation of waste, and increasing our percentage of waste recycled (ii) furthering our SMP Cares® community initiatives through employee engagement and scholarship opportunities, and (iii) enhancing our employee-focused initiatives relating to health and safety, mentoring, diversity, equity, inclusion and belonging, among many others.

In determining the total compensation paid to our named executive officers in 2022, the Compensation Committee considered the Company’s financial results and the successful execution of these initiatives. Our net sales for 2022 were $1,371.8 million, an increase of $73 million, or 5.6%, compared to net sales of $1,298.8 million in 2021, and an increase of $170.2 million, or 15.1%, compared to net sales of $1,128.6 million in 2020. Our earnings from continuing operations for 2022 were $73.0 million or $3.30 per diluted share, compared to $99.4 million or $4.39 per diluted share for 2021, and compared to $80.4 million or $3.52 per diluted share for 2020.

We believe that the compensation of each of our named executive officers for 2022 was reasonable and appropriate, and aligned with the Company’s financial and business results in 2022.

2022 Executive Compensation Actions

Our Compensation Committee made the following executive compensation decisions for fiscal year 2022 after taking into account, among other factors, our business strategy, financial, organization and management goals, and the compensation practices of our peer group:

●	Established an annual cash incentive bonus based on management performance, or management by objective (“MBO”), goals designed to execute the Company’s business strategy, and company-level financial performance measures based on the year-over-year percentage improvement in the three-year weighted average of our basic earnings per share, without special items (“Adjusted EPS”).

●	Approved annual cash incentive awards in the amount of 167.5% of target levels under the MBO portion of our annual cash incentive bonus plan, reflecting the achievement of MBO goals in 2022.

●	Awarded base salary pay increases to our named executive officers that reflected the individual performance and responsibilities of our executives.

●	Granted annual awards of restricted stock and performance shares to our named executive officers that were consistent with our compensation philosophy and the Compensation Committee’s assessment of individual performance and expected future contributions.

●	Granted long-term restricted stock to certain of our named executive officers as a long-term retention tool.

We believe that our executive compensation program is reasonable, competitive and focused on pay for performance principles. In particular, we believe that our compensation program is designed to reward our executives for their achievement of both short- and long-term performance goals that effectively carry out the Company’s business strategy and result in the creation of shareholder value.

We utilize equity incentives and stock ownership requirements to align the interests of our executives with those of our shareholders and the long-term interests of the Company. We have not engaged in any of the most frequently criticized pay practices such as re-pricing of stock options or SARs without shareholder approval, excessive perquisites or tax gross-ups, or agreements with change-in-control provisions unreasonably favorable to our executives. Our executive compensation policies have enabled the Company to attract and retain talented and experienced executives and have benefited the Company over time.

Say-on-Pay Vote

At our 2022 Annual Meeting, our shareholders had the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation paid to our named executive officers in 2021 (referred to as a “say-on-pay” vote). For the third year in a row, our say-on-pay proposal was approved by 99% of the votes cast, demonstrating near unanimous support for our compensation program among the votes cast.

The Compensation Committee views this result as confirmation that our compensation program, including our emphasis on pay-for-performance, is structured and designed in alignment with shareholder interests. Accordingly, we did not make any material changes to our executive compensation program.

Because our shareholders expressed a preference for an annual say-on-pay vote, our shareholders have the opportunity at our 2023 Annual Meeting to vote on a non-binding, advisory basis, to approve the compensation paid to our named executive officers in 2022.

Primary Responsibilities of our Compensation Committee

Our Compensation Committee is responsible for the following functions, among others described more fully under the heading “Compensation and Management Development Committee” above:

●	reviewing the overall goals, policies, objectives and structure of our executive compensation and benefit programs and assessing whether any of the components thereof may present unreasonable risks to the Company;

●	approving the compensation packages of the Company’s Chief Executive Officer and our other executive officers; and

●	administering our equity incentive plans.

Compensation Philosophy and Primary Objectives

Philosophy. The Compensation Committee is responsible for establishing and reviewing the overall compensation philosophy of the Company. The Compensation Committee believes that the compensation paid to executives should be structured to provide our executives with meaningful rewards, while maintaining alignment with shareholder interests, corporate values and management’s strategic initiatives.

In accordance with this philosophy, the Compensation Committee believes that the executive compensation program should consist of a mix of base salary, annual cash incentive compensation, long-term incentive compensation (that may include cash or equity components, in the Compensation Committee’s discretion), perquisites and other benefits.

The Compensation Committee uses its judgment and discretion in establishing compensation and avoids the use of highly leveraged incentives that may drive overly risky short-term behavior on the part of executives. Our equity programs, combined with our executive share ownership requirements, reward long-term stock performance. In particular, our contingent performance share awards, which vest only at the end of a three-year performance period, reward longer-term financial and operating performance.

Objectives. The Compensation Committee generally considers the following objectives in establishing compensation programs and setting pay levels:

●	providing the Company with the ability to attract, motivate and retain exceptional talent whose abilities and leadership skills are critical to the Company’s long-term success;

●	maintaining a significant portion of each executive’s total compensation at risk, tied to achievement of annual and long-term strategic, financial, organizational and management performance goals, that are intended to improve shareholder return;

●	providing variable compensation incentives directly linked to the performance of the Company and improvement in shareholder return so that executives manage from the perspective of owners with an equity stake in the Company;

●	ensuring that our executives hold Company Common Stock to align their interests with the interests of our shareholders; and

●	ensuring that compensation and benefit programs are both fair and competitive in consideration of each executive’s level of responsibility and contribution to the Company and reflect the size and financial resources of the Company in order to maintain long-term viability.

Compensation Process

How We Set Compensation. On an annual basis, the Compensation Committee reviews and approves the compensation of our named executive officers, including the amounts of salary, cash incentive awards and equity-based compensation provided to each executive. In determining total executive compensation packages, the Compensation Committee generally considers various measures of Company and industry performance including revenue, operating income, gross margin and total shareholder return. The Compensation Committee does not assign these performance measures relative weights. The Compensation Committee considers these performance measures as good indicators of Company performance and exercises its business judgment in determining compensation after considering all of these measures, collectively, as well as taking into account the market data and peer group information discussed below.

The Compensation Committee also evaluates the total compensation of each executive, and each element of compensation separately, to ensure that it will be effective in motivating, retaining and incentivizing the executive. The Compensation Committee’s evaluation takes into consideration, among other factors, each executive’s individual performance, both in general and against specific goals and targets established for the executive, and the desire to maintain internal pay equity and consistency among our executives.

Our named executive officers generally participate in the same executive compensation plans and arrangements available to our other executive officers. The Compensation Committee divides executive officers into three separate categories for the purposes of establishing the levels of cash and equity incentive awards. Each category consists of one or more officers who are grouped together for incentive compensation purposes and receive the same target incentive awards. For example, with respect to our annual restricted stock awards, our Chief Executive Officer, Chief Operating Officer, Chief Commercial Officer and Chief Financial Officer are in the first category; our Chief Legal Officer is in the second category; and our other executives are in the third category. One purpose of the categories is to equalize incentive opportunities for individuals with similar levels of responsibility. This practice is intended to improve internal pay equity among our executives. Considerations of internal pay equity among executives are also factored into the Compensation Committee’s consideration of the market data and peer group information discussed below with respect to base salary and target bonus compensation.

Market Data and Peer Comparisons. In establishing total compensation for our executives, the Compensation Committee reviews the practices of specific peer group companies to compare the Company’s compensation programs with other manufacturing companies of comparable size and stature. Our Chief Executive Officer and other members of management provide input on the selection of the peer group companies, and the Compensation Committee makes the final determination of which companies to include. Executive compensation information for the market data and peer group companies is compiled by management from proxy statements and other public filings, as well as surveys and other databases to which we subscribe. The Compensation Committee may, from time to time, engage an independent consultant to establish comparable peer groups as a reference to assess the Company’s executive compensation program. However, the Compensation Committee did not engage an independent consultant to review executive compensation in 2022.

Our Compensation Committee believes that peer group comparison is a useful tool because it is a reflection of the market in which we compete for talent and provides credibility for our compensation programs with both our employees and our shareholders. The Compensation Committee also reviews this information for context and a frame of reference for decision-making; but it is not the sole source of information on which executive compensation is determined. Other factors such as internal equity, individual and business performance, and the perceived degree of alignment between the job duties of our executive with the job description to which his or her compensation is being compared are also considered.

Role of Management. The Compensation Committee seeks and considers input from senior management in many of its decisions. Annually, our Chief Executive Officer reviews with the Compensation Committee annual salary, annual incentive plan targets and long-term incentive compensation for each of our executives (excluding our CEO). In addition, following the end of each fiscal year, our Chief Executive Officer evaluates each executive officer’s performance for the prior fiscal year (other than his own performance) and discusses the results of his evaluations with the Compensation Committee. Other executive officers assist in the evaluations for those officers reporting to them. In addition to considering an individual’s attainment of the business goals and objectives established for him or her by the Compensation Committee for the prior year, the Chief Executive Officer’s evaluations of each executive officer’s performance may be based in part upon subjective factors, including the Chief Executive Officer’s evaluations of the contributions made by the executive officer to the Company’s overall results and achievement of its strategic goals. These evaluations include consideration of the level of responsibility of each executive officer and the percentage of total Company revenue and/or expense that each individual officer is responsible for, where applicable. The Chief Executive Officer then makes specific recommendations to the Compensation Committee for adjustments of base salary and incentive plan targets as part of the compensation package for each executive officer (other than himself) for the next fiscal year.

The Compensation Committee reviews the performance of the Chief Executive Officer and determines the compensation for all executive officers for the next fiscal year, considering the recommendations from the Chief Executive Officer, as well as the market data and peer group information described above and any other information available to it that it considers relevant. The Compensation Committee discusses the recommendations of the Chief Executive Officer in executive session without any members of management present and may modify the Chief Executive Officer’s recommendations when approving final compensation packages.

Tally Sheets. When reviewing executive compensation, the Compensation Committee has historically reviewed management-provided materials which highlight the base salary, target cash incentive award, and actual cash incentive award to each of our executive officers for prior fiscal years. The Compensation Committee uses this information to review compensation trends, to compare increases or decreases year over year, and to ensure that compensation decisions are made with a view to the total compensation package awarded to each executive officer over time. No specific weight is assigned by the Compensation Committee to the tally sheets or any specific items which may appear on such tally sheets.

Risk Management Considerations. The Compensation Committee structures our cash incentive awards and equity incentive awards as highlighted below to promote the creation of long-term value and discourage behavior that may lead to excessive risk:

●	The Company’s annual cash incentive award (as more fully described under “Elements of Compensation – Annual Cash Incentive Awards” below) is based in part on company-level financial performance, designed to align executive compensation to year-over-year improvements in corporate performance and increases in shareholder value. This portion of the cash incentive award is structured such that, year-over-year improvements that are favorable for our shareholders, are also made favorable for our executives whose compensation is based on the achievement of those improvements. In addition, an executive’s actual award is capped on an annual basis at 200% of the applicable target, no matter how much financial performance exceeds the range established for the award, thereby limiting the incentive for excessive risk-taking. Any award in excess of the 200% target may be carried forward into the following year, subject to the risk of forfeiture depending upon the following year’s performance. In addition, since these awards are based on overall corporate performance, rather than individual performance, the ability of an individual executive to increase his own compensation through excessive risk taking is constrained.

●	The portion of the target cash incentive award that is based on company-level financial performance represents 70% of an executive’s total target cash incentive award in any year. Management performance, or MBO bonuses (as more fully described under “Elements of Compensation – Annual Cash Incentive Awards” below), which are based upon the achievement of management goals and objectives, and thus are more susceptible to individual risk taking, represent only 30% of an executive’s total target cash incentive award, thus reducing the incentive for any executive to take excessive risks.

●	The measures used to determine whether performance share awards vest are based on at least three years of financial performance. The Compensation Committee believes that the longer performance period encourages executives to attain sustained performance over several years, rather than performance in a single annual period.

●	Restricted stock awards generally vest at the end of a three year or longer period and an executive must hold any vested restricted stock (except long-term retention awards) for an additional two-year period following vesting pursuant to the terms of our Stock Ownership Guidelines, thereby encouraging executives to look to long-term appreciation in equity values.

Elements of Compensation

Base Salary. The Compensation Committee generally reviews base salaries for executive officers at the beginning of each fiscal year. Annual salary is based upon an evaluation of each individual’s performance, an executive’s level of pay compared to that for similar positions at peer group companies, the responsibilities of the position, the experience of the individual, internal pay equity considerations, and Company performance. Base salaries may also be adjusted at the time of a promotion, upon a change in level of responsibilities, or when competitive circumstances may require review.

We believe that our base salaries are an important element of our executive compensation program because they provide our executives with a steady income stream that is not contingent upon our overall performance or shareholder return. We believe that maintaining base salary amounts generally in the median to 75% range of our peer group minimizes competitive disadvantage, while avoiding paying amounts in excess of what we believe to be necessary to motivate executives to meet corporate goals.

Annual Cash Incentive Awards. The Compensation Committee utilizes annual cash incentive awards to reward each of our executive officers based on the executive’s achievement of management performance objectives (or MBO goals), and the year-over-year percentage improvement in the three-year weighted average of our Adjusted EPS. Our annual cash incentive awards are designed to more immediately reward our executives for their performance during the most recent year. We believe that the immediacy of these cash awards, in contrast to our equity awards which vest over a three year or longer period of time, provide a significant incentive to our executives to achieve their respective management objectives and, thus, our company-level objectives. We believe our cash awards are an important motivating factor for our executives, in addition to being a significant factor in attracting and retaining our executives.

Our cash incentive awards utilize a target that is a percentage of each executive officer’s total cash compensation for the fiscal year. The target is set at levels that are approximately 32% - 39% of an executive’s expected total cash compensation for the year. They are set at levels which, assuming achievement of 100% of the applicable target amount, the Compensation Committee believes are likely to result in an annual cash award at or near the median for target cash awards in the market. Actual awards may be higher or lower, however, based upon the degree of achievement of MBO goals and company-level financial performance.

Management Performance. At the beginning of each year, the Compensation Committee reviews and approves a detailed set of MBO goals for our executives (which are generally aligned with the Company’s strategic goals) initially prepared by management. At the beginning of the following year, the Compensation Committee determines, in its discretion, with the input of the Chief Executive Officer, the level of achievement of each MBO goal by our executives during the prior year and the percentage of the target MBO award earned by such executives. The target MBO award represents 30% of an executive’s total target cash incentive award for the applicable year.

Company-Level Financial Performance. With respect to company-level financial performance, the Company uses performance measures designed to closely align executive compensation to year-over-year improvements in corporate performance and increases in shareholder value. The target company-level financial performance award represents 70% of an executive’s total target cash incentive award for the applicable year. For 2022, the performance measure selected by the Compensation Committee was based on the year-over-year percentage improvement in the three-year weighted average of our Adjusted EPS, where the results of the most recently completed fiscal year is weighted more heavily than the results of each of the two years immediately preceding the most recently completed fiscal year (referred to as “3-Year Weighted Average EPS”).

In addition, in order to promote longer-term shareholder improvement and to keep part of an executive’s cash incentive award at risk, the company-level financial performance award is capped on an annual basis at 200% of the applicable target. To the extent that an executive could have received an award in excess of the cap, the excess amounts are carried forward into the next year’s calculation of an executive’s award. However, any award that is carried forward is subject to risk of forfeiture depending upon the following year’s performance.

Long-Term Equity Incentive Programs. As part of the Company’s compensation program, the Compensation Committee grants equity awards to the Company’s executive officers. We believe that equity awards provide our executive officers with a strong link to our long-term performance goals, create an ownership culture, and closely align the interests of our executive officers and our shareholders. In addition, the vesting feature of our equity awards is designed to aid officer retention because this feature provides an incentive to our executive officers to remain in our employ throughout the vesting period, which is typically three years or longer. In determining the size and type of equity awards granted to our executive officers in 2022, the Compensation Committee awarded different amounts to: (a) our Chief Executive Officer, Chief Operating Officer, Chief Commercial Officer and Chief Financial Officer; (b) our Chief Legal Officer; and (c) our other executives, in recognition of their differing levels of responsibility. The specific amounts awarded were based on recommendations of management, but the Compensation Committee had discretion to award different amounts. The Compensation Committee may also consider our company-level performance, the applicable executive officer’s performance, the amount of equity previously awarded to the applicable executive officer, the vesting of such prior awards, and the recommendations of management and any other advisor that the Compensation Committee may choose to consult.

Our primary form of equity compensation consists of restricted stock awards and performance share awards. We believe that these awards provide a motivating form of incentive compensation, while permitting us to issue fewer shares than stock options. Because shares of restricted stock have a defined value at the time the restricted stock awards are issued, restricted stock awards are often perceived as having more immediate value than stock options, which have a value less easily determinable when issued. In addition, we provide performance shares to our executive officers because we believe that their contributions to the Company have a direct relationship to the achievement of the Company’s strategic goals.

We grant our executive officers two types of restricted stock (standard awards and long-term retention awards) and performance shares generally once per year at a regularly scheduled meeting of the Board. Our Omnibus Plan also permits us to grant incentive and nonqualified stock options, stock appreciation rights, restricted stock units, and other stock-based awards to our officers, directors, employees and consultants. However, our Compensation Committee currently intends to grant only restricted stock and performance shares under the Omnibus Plan.

Each standard restricted stock award issued under our Omnibus Plan is subject to a three-year vesting period. Each long-term retention restricted stock award issued under our Omnibus Plan is subject to an incremental vesting period based upon the participant reaching the age of 60 (25% vests), 63 (25% vests) and 65 (balance vests). If an executive officer ceases employment before the end of any vesting period, he or she forfeits the entire unvested portion of the restricted stock award. Restricted stock awards may become immediately vested in full in the event of death, retirement at or after age 65, total disability (as determined by the Compensation Committee in its sole discretion), or upon a “change in control” of the Company. Grants of long-term retention restricted stock awards to participants over the age of 65 are subject to a one-year vesting period.

We also award our executive officers performance shares in amounts comparable to the number of shares of standard restricted stock awards issued to such executives, although the actual number of performance shares ultimately issued to an executive may be higher or lower, depending upon the level of achievement of the applicable performance goals. A new performance period begins each January 1 and ends three years later on December 31. As a result, up to three performance periods may overlap in any given year. The Compensation Committee selected, as the applicable performance measure, earnings from continuing operations tied to financial goals contained in the Company’s three-year strategic plan, which is updated annually and approved by our Board. The Compensation Committee believes improvement in earnings from continuing operations is a key strategic focus for the Company and is believed to help the Company achieve higher margins, stronger cash flow and debt reduction.

The performance share awards are subject to a three-year vesting period. If an officer ceases to be an employee of the Company before the end of the vesting period, the entire performance share award is forfeited. The performance goals are scaled so that the recipient will receive part of the award in the event that satisfactory, but less than the maximum, results are achieved.

It is our policy to ensure that we do not grant equity awards in connection with the release, or the withholding, of material non-public information, and that the grant value of all equity awards is equal to the fair market value on the date of grant.

Defined Contribution Plan. The Company has established a defined contribution Supplemental Executive Retirement Plan (SERP) for our executive officers (and other eligible employees). The purpose of this plan is to enable the executive officers to supplement their benefits under the Company’s Profit Sharing 401(K) Capital Accumulation Plan as well as to provide a means whereby certain amounts payable by the Company to our executive officers may be deferred. Eligible employees may irrevocably elect to defer receipt of a portion of their annual base salary and annual bonus payments earned in that plan year up to a maximum of 50% of their annual base salary and 100% of their annual bonus payments. In addition, the Company generally makes an annual cash contribution into the SERP on behalf of each participant.

Defined Benefit Pension Plan. The Company maintains a defined benefit unfunded Supplemental Executive Retirement Plan. The benefits under this plan are in addition to any benefits payable to participants under the Company’s Profit Sharing 401(K) Capital Accumulation Plan and the defined contribution SERP. As of the date of this Proxy Statement, there are no participants in the defined benefit Supplement Executive Retirement Plan.

ESOP. Our executive officers are eligible to receive Company Common Stock pursuant to our Employee Stock Ownership Plan, which is available for all eligible employees. This stock grant plan gives our executives an opportunity to share directly in the growth of the Company through stock ownership. The Company’s stock contributions for a particular calendar year are made in the first quarter of such year. Under the plan, each participant is subject to a six-year vesting schedule.

Compensation Actions for 2022

In determining executive compensation for 2022, our Compensation Committee evaluated and made its determinations in the context of the Company’s 2021 financial and business performance and the business conditions of the automotive aftermarket generally at the time. The Compensation Committee also took into consideration each executive’s performance of their respective prior year’s MBO objectives and the Company’s ability to continue to make changes and introduce strategic initiatives critical to positioning the Company for future long-term growth.

The Compensation Committee also used the following companies for peer group comparisons in setting 2022 compensation:

CIRCOR International, Inc.	EnPro Industries, Inc.	Methode Electronics, Inc.
Columbus McKinnon Corp.	Gentherm Inc.	Modine Manufacturing Co.
Cooper-Standard Holdings Inc.	Distribution Solutions Group, Inc. (formerly known as Lawson Products, Inc.)	Stoneridge, Inc.
CTS Corp.		The Shyft Group, Inc.
Dorman Products, Inc.

Base Salary. In February 2022, the Compensation Committee approved an increase in the base salaries of our named executive officers for 2022. In addition, in view of the executives contributions to the Company, as well as to motivate and assist in the retention of these individuals, in February 2023, the Compensation Committee set the salaries of the following named executive officers to the levels indicated: Eric P. Sills, $720,000; James J. Burke, $705,000; Dale Burks, $582,000; Nathan R. Iles, $558,000; and Carmine J. Broccole, $533,000.

Annual Cash Incentive Awards. The Compensation Committee established the following MBO goals for our named executive officers in 2022 for the purpose of determining the MBO portion of their annual cash incentive award: (a) the achievement of specific growth initiatives in both our core automotive aftermarket business and in non-aftermarket end markets we supply, including on-highway (commercial and light vehicles) and off-highway (construction, agriculture, power sports and other) applications; (b) continuous improvement in specific cost reduction initiatives; and (c) environmental, social and governance (ESG) initiatives designed to exemplify our commitment to addressing these important societal issues, such as: (i) achieving reductions in our Scope 1 and Scope 2 greenhouse gas emissions, usage of energy and generation of waste, and increasing our percentage of waste recycled, (ii) furthering our SMP Cares® community initiatives through employee engagement and scholarship opportunities, and (iii) enhancing our employee-focused initiatives relating to health and safety, mentoring, diversity, equity and inclusion, among many others.

In February 2023, the Compensation Committee determined that the named executive officers had successfully attained their MBO goals, and as a result, authorized cash incentive awards at 167.5% of the target MBO award for 2022.

The Compensation Committee also reviewed the year-over-year percentage improvement in our 3-Year Weighted Average EPS as the performance measure for 2022 for the purpose of determining company-level financial performance awards. For 2022, the 3-Year Weighted Average EPS was negative. As a result, our named executive officers earned 0% of the 2022 award. However, for 2021, our named executive officers had earned 332% of the 2021 award. Since the award was capped at 200%, our named executive officers only received a cash incentive award at 200% for 2021, and carried forward the excess into 2022, subject to risk of forfeiture. Based on the 2022 3-Year Weighted Average EPS being negative, a portion of the 2021 excess that carried forward into 2022 was forfeited, and as a result, our named executive officers earned in 2022 a cash incentive award at 98% of the applicable target for 2021. The total amount of all cash incentive awards earned in 2022 is reflected in the Summary Compensation Table. For further discussion of this performance measure, see “Elements of Compensation–Annual Cash Incentive Awards” above.

Restricted Stock Awards. In 2022, the Compensation Committee awarded the following shares of restricted stock (standard awards): (a) 2,000 shares to each of Eric P. Sills, our Chief Executive Officer, James J. Burke, our Chief Operating Officer, Dale Burks, our Chief Commercial Officer, and Nathan R. Iles, our Chief Financial Officer; and (b) 1,500 shares to Carmine J. Broccole, our Chief Legal Officer. These restricted stock awards vest after three years. The amount of these restricted stock awards was based upon the Compensation Committee’s subjective evaluation of each executive’s contribution to the Company during 2022, as well as their respective levels of responsibility.

In addition, in 2022 the Compensation Committee awarded 2,500 shares of restricted stock (long-term retention awards) to each of Dale Burks, Nathan R. Iles and Carmine J. Broccole. These awards vest in increments when the executive reaches the ages of 60 (25% vests), 63 (25% vests) and 65 (balance vests), respectively. The Compensation Committee granted these restricted stock awards as a long-term retention tool and to incentivize executive performance through a long-term capital accumulation award.

Performance Share Awards. In 2022, the Compensation Committee also awarded performance shares to our named executive officers with each receiving a targeted share amount equal to the number of shares of standard restricted stock awards issued to such executive, although actual award payouts may vary from 0% to 200% of the target award amount, depending upon the level of achievement of the performance goal for the three-year measurement period. In order for a named executive officer to receive an actual payout of all or a portion of the performance shares awarded in 2022, the Company must achieve earnings from continuing operations before taxes, excluding special items, on a cumulative basis for the three year period from January 1, 2022 to December 31, 2024, of approximately $287.4 million (i.e., the threshold amount) or more, with a maximum award resulting from achievement of earnings from continuing operations of approximately $431 million or more during the specified period.

In 2019, performance shares were awarded to each of our named executive officers in accordance with the same practices described above. In order for an executive to receive an actual payout of the 2019 performance shares, the Company needed to achieve earnings from continuing operations before taxes, excluding special items, on a cumulative basis for the three year period from January 1, 2019 to December 31, 2021, of approximately $244.1 million (i.e., the threshold amount) or more, with a maximum award resulting from achievement of earnings from continuing operations of approximately $366.1 million or more during the specified period. At the end of the three-year period, the Company exceeded the threshold financial goal during the measuring period, resulting in the issuance of performance shares in 2022 at the payout level of 153%.

Clawback Policy

In March 2011, the Compensation Committee instituted a “clawback” policy with respect to incentive-based compensation. The clawback policy provides that, in the event of a restatement of the Company’s financial results due to a material noncompliance with any financial reporting requirements, the Compensation Committee is entitled to recover from current and former executive officers any incentive-based compensation that would not otherwise have been awarded to such persons under the as-restated financials during the three years preceding the date of the restatement. The Compensation Committee will reevaluate and, as necessary, revise the Company’s clawback policy after the New York Stock Exchange releases final listing standards in accordance with Rule 10D-1 of the Securities Exchange Act.

Stock Ownership Guidelines

To align directly the interests of executive officers with the interests of our shareholders, we established stock ownership guidelines for our executive officers. Our stock ownership guidelines provide that executive officers are expected to own and hold a number of shares of Company Common Stock with a value that represents: (a) six times the base salary, with respect to our Chief Executive Officer, (b) 100 percent of the base salary, with respect to our Chief Operating Officer, Chief Commercial Officer and Chief Financial Officer, (c) 50 percent of the base salary, with respect to our Chief Legal Officer and Chief Human Resources Officer, and (d) 30 percent of their base salary, with respect to each of our other executive officers of the Company. Stock ownership levels are expected to be achieved by each executive officer within a period of time determined at the discretion of the Compensation Committee.

Our stock ownership guidelines also include a mandatory stock holding period policy which requires our executive officers to hold for a period of two years any stock acquired by them upon the exercise of stock options or lapse of restrictions on restricted stock or performance shares, net of the funds necessary to pay the exercise price of stock options or for payment of applicable taxes. The mandatory stock holding period does not apply to long-term retention restricted stock awards.

Termination-Based Compensation

In December 2001, we entered into a change in control or severance agreement with James J. Burke, our Chief Operating Officer. Neither our Chief Executive Officer nor any of our other executive officers has a change in control or severance agreement. As discussed in more detail under “Severance and Change of Control Arrangements” below, Mr. Burke is entitled to severance payments and continued health and life insurance coverage for a limited period of time, among other benefits, upon the termination of his employment pursuant to his Severance Compensation Agreement.

The Compensation Committee may adopt and maintain such agreements where it believes the arrangement will protect the interests of senior executives when a potential change of control could affect their job security. Since the agreements mitigate any concern these executive officers may have in connection with a termination of their employment by us, or a potential loss of employment as a result of a change in control, they promote the interests of shareholders by assuring that these executive officers focus on evaluating opportunities that are in our best interests, without concentrating on individual personal interests.

In addition, as discussed in more detail under “Severance and Change of Control Arrangements” below, our executive officers are eligible to receive termination-related benefits under the Company’s Supplemental Executive Retirement Plan. Our 2006 Omnibus Incentive Plan and Amended and Restated 2016 Omnibus Incentive Plan also contain provisions that would accelerate the vesting of restricted stock upon certain events, including a change of control of the Company. We believe these severance and change of control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.

Limitations on Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits our ability to claim a tax deduction for individual compensation paid to our executive officers that exceeds $1 million in any taxable year. In approving the amount and form of compensation for the Company’s executive officers, the Compensation Committee considers the potential impact of Section 162(m), in addition to those factors discussed more fully in our “Compensation Discussion and Analysis” section above, under the heading “Compensation Philosophy and Primary Objectives”.

Perquisites and Other Benefits

We provide our executive officers certain perquisites and other benefits. We provide these benefits as an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. The primary perquisite for our executive officers is an allowance for leasing an automobile and reimbursement of related expenses. In addition, our executives are also offered broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, accidental death and dismemberment insurance, Profit Sharing 401(K) Capital Accumulation Plan, and ESOP.

Cautionary Statement

The information appearing in this Compensation Discussion and Analysis, and elsewhere in this Proxy Statement, as to performance metrics, objectives and targets relates only to incentives established for the purpose of motivating executives to achieve results that will help to enhance shareholder value. This information is not related to the Company’s expectations of future financial performance, and should not be mistaken for or correlated with any guidance that may be issued by the Company regarding its future earnings, free cash flow or other financial measures.

Report of the Compensation and

Management Development Committee

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this Proxy Statement and that it be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Compensation and Management Development Committee

Alisa C. Norris (Chair)	Patrick S. McClymont
William H. Turner	Joseph W. McDonnell
Alejandro C. Capparelli	Pamela S. Puryear, Ph.D.
Pamela Forbes Lieberman

Executive Compensation and Related Information

The following table sets forth the annual compensation paid by the Company during fiscal years 2022, 2021 and 2020 to our “named executive officers.” Under SEC rules, our named executive officers were: Eric P. Sills, Chief Executive Officer & President; James J. Burke, Chief Operating Officer; Dale Burks, Chief Commercial Officer & Executive Vice President; Nathan R. Iles, Chief Financial Officer; and Carmine J. Broccole, Chief Legal Officer & Secretary.

Summary Compensation Table for 2022

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Eric P. Sills	2022	$688,000	$105,520	$515,211	$138,862	$1,447,593
Chief Executive Officer &	2021	668,000	138,440	805,924	130,799	1,743,163
President	2020	647,000	144,280	739,633	107,655	1,638,568

James J. Burke	2022	$675,000	$105,520	$505,200	$130,035	$1,415,755
Chief Operating Officer	2021	655,000	138,440	790,860	121,989	1,706,289
	2020	637,000	144,280	721,896	100,134	1,603,310

Dale Burks	2022	$557,000	$171,695	$413,183	$108,384	$1,250,262
Chief Commercial Officer &	2021	541,000	226,940	645,869	93,649	1,507,458
Executive Vice President	2020	525,000	234,480	590,642	76,247	1,426,369

Nathan R. Iles	2022	$534,000	$171,695	$399,607	$100,326	$1,205,628
Chief Financial Officer	2021	518,000	226,940	625,156	91,202	1,461,298
	2020	503,000	234,480	571,131	224,537	1,533,148

Carmine J. Broccole	2022	$510,000	$145,315	$273,307	$85,212	$1,013,834
Chief Legal Officer & Secretary	2021	495,000	192,330	427,441	79,501	1,194,272
	2020	480,000	198,410	391,988	68,275	1,138,673

(1)	The amounts in this column represent the grant date fair value of stock awards in the applicable year computed in accordance with ASC Topic 718 for restricted stock awards and performance share awards. The fair value of the performance share awards assumes the achievement of the target level of performance shares as the probable outcome. Assuming the achievement of the maximum level of performance shares, the above amounts for each person would be increased by the following fair value amounts in each of 2022, 2021 and 2020, respectively: $52,760, $69,220, and $72,140 for Eric Sills, James Burke, Dale Burks and Nathan Iles, and $39,570, $51,915, and $54,105 for Carmine Broccole. The amounts listed in the table do not reflect whether the named executive officers have actually realized a financial benefit from these awards. For a discussion of the valuation assumptions, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” below for more information regarding our stock awards. In accordance with SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to vesting conditions.

(2)	The amounts in this column constitute annual cash incentive awards. See “Grants of Plan-Based Awards” below for more information regarding annual incentive bonus awards.

(3)	The amounts in this column represent car allowances for leased automobiles, Company contributions to the Profit Sharing 401(K) Capital Accumulation Plan, ESOP and SERP programs on behalf of the named executive officers, and relocation benefits paid to Nathan Iles in 2020 in the amount of $174,492 for establishing a new residence in the New York City area following his appointment as Chief Financial Officer in September 2019. The Company contributions that were earned in 2022 (but paid in March 2023) into the individual 401(K), ESOP and SERP accounts of our named executive officers are set forth below:

Name	401(K)	ESOP	SERP
Eric Sills	$19,825	$6,111	$98,681
James Burke	$19,825	$6,111	$96,351
Dale Burks	$19,825	$6,111	$74,525
Nathan Iles	$19,825	$6,111	$70,895
Carmine Broccole	$19,825	$6,111	$52,493

Excluding the SERP contributions and the relocation benefits described above, the amount attributable to each perquisite for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such officer.

The following table sets forth certain information with respect to plan-based awards granted to the named executive officers during 2022.

Grants of Plan-Based Awards for 2022

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#) (3)	Grant Date Fair Value (4)
Eric P. Sills	9/22/22	─	─	─	1,000	2,000	4,000	─	$52,760
	9/22/22	─	─	─	─	─	─	2,000	52,760
		$0	$441,000	$882,000	─	─	─	─	─

James J. Burke	9/22/22	─	─	─	1,000	2,000	4,000	─	$52,760
	9/22/22	─	─	─	─	─	─	2,000	52,760
		$0	$432,000	$864,000	─	─	─	─	─

Dale Burks	9/22/22	─	─	─	1,000	2,000	4,000	─	$52,760
	9/22/22	─	─	─	─	─	─	2,000	52,760
	9/22/22	─	─	─	─	─	─	2,500	66,175
		$0	$354,000	$708,000	─	─	─	─	─

Nathan R. Iles	9/22/22	─	─	─	1,000	2,000	4,000	─	$52,760
	9/22/22	─	─	─	─	─	─	2,000	52,760
	9/22/22	─	─	─	─	─	─	2,500	66,175
		$0	$342,000	$684,000	─	─	─	─	─

Carmine J. Broccole	9/22/22	─	─	─	750	1,500	3,000	─	$49,695
	9/22/22	─	─	─	─	─	─	1,500	49,695
	9/22/22	─	─	─	─	─	─	2,500	66,175
		$0	$234,000	$468,000	─	─	─	─	─

(1)	Represents possible threshold, target and maximum payout levels for fiscal year 2022 under our cash incentive bonus programs. Bonuses paid to the named executive officers are dependent on the level of achievement of certain management and company performance objectives. The actual bonuses paid to each named executive officer for 2022 are reported in the Summary Compensation Table for 2022 above. Additional information regarding our cash incentive bonus program is included in “Compensation Discussion and Analysis” above.

(2)	These columns reflect threshold, target and maximum payout levels for performance share awards granted under our Omnibus Plan. The performance share awards have a three-year vesting period and performance target goals relating to the Company’s earnings from continuing operations before taxes, excluding special items, measured at the end of a three-year period. To the extent that the Company does not achieve the threshold level of earnings before taxes at the end of the measuring period, these performance shares will not be issued. Performance shares were issued to the named executive officers in 2022 at a 153% payout level with respect to the performance share awards granted in 2019, because the Company achieved the applicable financial goals for the 2019-2021 measuring period. Holders of performance share awards are not entitled to shareholder rights, including voting rights or dividends. To the extent that an officer ceases to be an employee of the Company before the end of the vesting period, the entire performance share award will be forfeited. Additional information regarding our Omnibus Plan is included in the “Compensation Discussion and Analysis” section above.

(3)	This column reflects the number of shares of both standard and long-term retention restricted stock awards issued under our Omnibus Plan. Shares of restricted stock have a three-year or longer vesting period and are not entitled to dividends; however, holders of restricted stock are entitled to voting rights. To the extent that an officer ceases to be an employee of the Company before the end of the vesting period, the entire unvested portion of the restricted stock award will be forfeited, except as otherwise provided in the applicable award agreement. See related discussion in “Compensation Discussion and Analysis” above. These awards are also described in “Outstanding Equity Awards at Fiscal Year-End” below.

(4)	The ASC Topic 718 per share value of the standard restricted stock and long-term retention restricted stock awards granted on September 22, 2022 is $26.38 per share and $26.47 per share, respectively.

The following table summarizes the equity awards that we have made to our named executive officers, which awards were outstanding as of December 31, 2022.

Outstanding Equity Awards at Fiscal Year-End for 2022

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Eric P. Sills	12/1/2010	5,000	(4)	$174,000	—	—
	9/20/2011	5,000	(4)	$174,000	—	—
	10/9/2012	5,000	(4)	$174,000	—	—
	10/8/2013	5,000	(4)	$174,000	—	—
	10/7/2014	5,000	(4)	$174,000	—	—
	10/13/2015	4,000	(4)	$139,200	—	—
	9/29/2020	2,000	(3)	$69,600	2,000	$69,600
	9/21/2021	2,000	(3)	$69,600	2,000	$69,600
	9/22/2022	2,000	(3)	$69,600	2,000	$69,600

James J. Burke	9/29/2020	2,000	(3)	$69,600	2,000	$69,600
	9/21/2021	2,000	(3)	$69,600	2,000	$69,600
	9/22/2022	2,000	(3)	$69,600	2,000	$69,600

Dale Burks	12/1/2010	3,750	(4)	$130,500	—	—
	9/20/2011	3,750	(4)	$130,500	—	—
	10/9/2012	3,750	(4)	$130,500	—	—
	10/8/2013	3,750	(4)	$130,500	—	—
	10/7/2014	3,750	(4)	$130,500	—	—
	10/13/2015	3,000	(4)	$104,400	—	—
	10/20/2016	3,000	(4)	$104,400	—	—
	10/20/2017	1,875	(4)	$65,250	—	—
	10/11/2018	1,500	(4)	$52,200	—	—
	9/24/2019	1,500	(4)	$52,200	—	—
	9/29/2020	1,875	(4)	$65,250	—	—
	9/29/2020	2,000	(3)	$69,600	2,000	$69,600
	9/21/2021	1,875	(4)	$65,250	—	—
	9/21/2021	2,000	(3)	$69,600	2,000	$69,600
	9/22/2022	2,500	(4)	$87,000	—	—
	9/22/2022	2,000	(3)	$69,600	2,000	$69,600

Nathan R. Iles	9/24/2019	2,500	(4)	$87,000	—	—
	9/29/2020	2,500	(4)	$87,000	—	—
	9/29/2020	2,000	(3)	$69,600	2,000	$69,600
	9/21/2021	2,500	(4)	$87,000	—	—
	9/21/2021	2,000	(3)	$69,600	2,000	$69,600
	9/22/2022	2,500	(4)	$87,000	—	—
	9/22/2022	2,000	(3)	$69,600	2,000	$69,600

Carmine J. Broccole	12/1/2010	5,000	(4)	$174,000	—	—
	9/20/2011	5,000	(4)	$174,000	—	—
	10/9/2012	5,000	(4)	$174,000	—	—
	10/8/2013	5,000	(4)	$174,000	—	—
	10/7/2014	5,000	(4)	$174,000	—	—
	10/13/2015	4,000	(4)	$139,200	—	—
	10/20/2016	4,000	(4)	$139,200	—	—

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Carmine J. Broccole (cont.)	10/20/2017	2,500	(4)	$87,000	—	—
	10/11/2018	2,000	(4)	$69,600	—	—
	9/24/2019	2,000	(4)	$69,600	—	—
	9/29/2020	2,500	(4)	$87,000	—	—
	9/29/2020	1,500	(3)	$52,200	1,500	$52,200
	9/21/2021	2,500	(4)	$87,000	—	—
	9/21/2021	1,500	(3)	$52,200	1,500	$52,200
	9/22/2022	2,500	(4)	$87,000	—	—
	9/22/2022	1,500	(3)	$52,200	1,500	$52,200

(1)	The market value is based on the closing price of the Company’s Common Stock of $34.80 per share as of December 30, 2022 (the last trading day of the year).

(2)	Performance share awards vest on the third anniversary of the date of grant, provided that certain performance goals have been met at the end of the three-year measuring period. Please refer to “Compensation Discussion and Analysis” above for additional information regarding equity awards granted under our Omnibus Plan.

(3)	Standard restricted stock awards vest on the third anniversary of the date of grant.

(4)	Long-term retention restricted stock awards vest in increments upon the executive reaching 60 (25% vests), 63 (25% vests) and 65 (balance vests) years of age.

The following table provides additional information relating to the vesting of restricted stock and performance shares previously granted to the named executive officers during the year ended December 31, 2022. None of the named executive officers has outstanding options to purchase shares of Company Common Stock.

Stock Vested for 2022

	Stock Awards
Name (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Eric P. Sills	5,054	$164,306
James J. Burke	5,054	$164,306
Dale Burks	5,679	$187,693
Nathan R. Iles	5,054	$164,306
Carmine J. Broccole	3,791	$123,245

(1)	Eric P. Sills, James J. Burke, Dale Burks, and Nathan R. Iles each acquired 2,000 shares upon the vesting of a standard restricted stock award, and 3,054 shares upon the vesting of a performance share award. In addition, Dale Burks acquired 625 shares upon the vesting of a long-term retention restricted stock award. Carmine J. Broccole acquired 1,500 shares upon the vesting of a standard restricted stock award, and 2,291 shares upon the vesting of a performance share award.

(2)	The market value of the shares acquired by the named executive officers upon the vesting of the standard restricted stock and performance share awards is based on the closing price of the Company’s Common Stock of $32.51 per share on September 23, 2022, the last trading day before the vesting date of such stock awards. The market value of the shares acquired by Dale Burks upon the vesting of the long-term retention restricted stock award is based on the closing price of the Company’s Common Stock of $37.42 per share on November 9, 2022, the vesting date of such stock award.

The following table shows the aggregate earnings and balances for each of our named executive officers under our Supplemental Executive Retirement Plan as of December 31, 2022.

Nonqualified Deferred Compensation for 2022

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distribution	Aggregate Balance at Last FYE
Eric P. Sills	$89,635	$92,764	$(213,442)	—	$1,060,249
James J. Burke	—	90,212	(349,496)	—	1,954,946
Dale Burks	—	69,858	(274,522)	—	849,957
Nathan R. Iles	342,052	66,328	(151,500)	—	648,403
Carmine J. Broccole	—	49,550	(147,074)	—	652,475

(1)	The amounts shown in this column reflect amounts contributed in 2022.

(2)	Earnings are not above market and therefore are not reportable in the Summary Compensation Table. See “Severance and Change of Control Arrangements—Defined Contribution Plan” below for further information.

The following table presents information on our existing equity plans as of December 31, 2022, under which shares of the Company’s Common Stock are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	880,829	(1)	$31.79	664,663	(2)

Equity compensation plans not approved by security holders	─		─	─

All plans	880,829	(1)	31.79	664,663	(2)

(1)	Represents shares covered by outstanding unvested long-term retention restricted stock awards issued under our 2006 Omnibus Incentive Plan, and outstanding unvested awards of restricted stock (standard awards and long-term retention awards) and performance shares issuable under our Amended and Restated 2016 Omnibus Incentive Plan.

(2)	Represents shares of the Company’s Common Stock issuable under our Amended and Restated 2016 Omnibus Incentive Plan.

Pay Versus Performance

The following table (“PvP Table”) and related disclosures provide information about (i) the total compensation (“SCT Total”) of our principal executive officer (“PEO”) and our named executive officers other than our PEO (collectively, the “Other NEOs”) as presented in the Summary Compensation Table, beginning on page 43, (ii) the compensation actually paid (“CAP”) to our PEO and Other NEOs, as calculated pursuant to Item 402(v) of Regulation S-K, (iii) certain financial performance measures of the Company for the periods presented, and (iv) the relationship of the CAP to those financial performance measures.

Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(2)	Value of Initial Fixed $100 Investment Based On		Net Income (Dollars in thousands)	Adjusted EPS
					Company Total Shareholder Return(3)	Index Total Shareholder Return(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$1,447,593	$763,999	$1,221,370	$684,855	$69.31	$101.83	$55,435	$3.66
2021	1,743,163	2,270,639	1,467,329	1,880,164	101.61	150.65	90,954	4.54
2020	1,638,568	1,057,567	1,360,632	1,000,800	76.80	123.10	57,393	3.69

(1)	“PEO” refers to Eric P. Sills for each fiscal year presented (Columns (b) and (c)).

(2)	“Other NEOs” refers to James J. Burke, Dale Burks, Nathan R. Iles and Carmine J. Broccole for 2022 and 2021, and Lawrence I. Sills, James J. Burke, Dale Burks, Nathan R. Iles and Carmine J. Broccole for 2020 (Columns (d) and (e)).

With respect to Columns (c) and (e), assumptions made in the valuation of the equity awards added or subtracted in determining the amount of executive compensation actually paid for each of the fiscal years presented did not differ materially from those disclosed in determining the grant date fair value. For a discussion of the valuation assumptions, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)	Columns (f) and (g) state the cumulative total shareholder return, assuming the reinvestment of dividends, on the Company’s Common Stock and the S&P 1500 Auto Parts & Equipment Index, respectively, as of the end of each fiscal year presented, calculated based on the value of a $100 investment in the Company’s Common Stock and the index on December 31, 2019. The S&P 1500 Auto Parts & Equipment Index is a combination of automotive parts and equipment companies within the S&P 400, the S&P 500 and the S&P 600. It is the same index used by the Company for purposes of satisfying Item 201 of Regulation S-K.

Adjustments to Calculate Compensation Actually Paid to PEO (Column (c)) and Average Compensation Actually Paid to Other NEOs (Column (e))

The table below describes certain adjustments required by SEC rules to calculate the CAP for our PEO (Column (c)) from the SCT Total for our PEO (Column (b)) and the average CAP for our Other NEOs (Column (e)) from the average SCT Total for our Other NEOs (Column (d)).

	2022		2021		2020
Adjustments for Stock Awards	PEO	Other NEOs*	PEO	Other NEOs*	PEO	Other NEOs*
SCT Total	$1,447,593	$1,221,370	$1,743,163	$1,467,329	$1,638,568	$1,360,632
(Deduct): Aggregate grant date fair value for stock awards included in SCT Total for the covered fiscal year.	(105,520)	(148,556)	(138,440)	(196,162)	(144,280)	(191,186)
Add: Fair value at covered fiscal year end of awards granted during the covered fiscal year that were outstanding and unvested at covered fiscal year end.	111,963	157,888	174,215	249,094	132,038	175,870
Add (Deduct): Change as of the covered fiscal year end (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year that were outstanding and unvested at covered fiscal year end.	(625,514)	(484,055)	442,646	323,321	(478,062)	(266,325)
Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which all vesting conditions were satisfied during the covered fiscal year.	(64,523)	(61,792)	49,054	36,582	1,471	(9,065)

	2022		2021		2020
Adjustments for Stock Awards	PEO	Other NEOs*	PEO	Other NEOs*	PEO	Other NEOs*
(Deduct): Fair value at the end of the prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year.	—	—	—	—	(92,168)	(69,126)
CAP Amounts	$763,999	$684,855	$2,270,639	$1,880,164	$1,057,567	$1,000,800

*Amounts presented are averages for the Other NEOs as a group.

We use the following financial performance measures to link executive compensation to Company performance.

Financial Performance Measures

Adjusted EPS

Earnings from continuing operations before taxes, without special items

Business growth

The measure “Adjusted EPS” is a financial measure calculated by dividing net earnings attributable to the Company by the weighted average common shares outstanding during the period, adjusted for significant, non-reoccurring and non-operational gains or losses to provide a view of the Company with respect to ongoing operating results. The measure is used in the calculation that determines achievement of a portion of the annual cash incentive award, representing approximately 70% of an executive’s total target cash incentive award in any year. Specifically, achievement of the award is based on the year-over-year percentage improvement in the three-year weighted average of our Adjusted EPS. The weighted average is computed by multiplying our Adjusted EPS for the most recently completed fiscal year by fifty percent (50%), and our Adjusted EPS for each of the two years immediately preceding the most recently completed fiscal year by twenty-five percent (25%). Year-over-year improvement of 500 basis points would result in the achievement of 100% of the target award amount, and each 700-basis point improvement thereafter would result in the achievement of an additional 100% of the target award amount. However, the award is capped at 200% of the target award amount, and any excess is carried forward into next year’s calculation, subject to risk of forfeiture depending upon the following year’s performance.

The measure “earnings from continuing operations before taxes, without special items” is a financial measure used to determine achievement of our performance share awards, which have a three-year vesting period and performance target goals based on this measure at the end of a three-year period.

The measure “business growth” is a financial measure used to determine achievement of a portion of the annual cash incentive award that is based on MBO goals, which collectively represent approximately 30% of an executive’s total target cash incentive award in any year. The measure is based on the aggregate dollar value of new business awarded in any year, less business lost, in all three of our operating segments – Engineered Solutions, Vehicle Control and Temperature Control.

Relationship Between Compensation Actually Paid and Performance

The following graphs show the relationships between the compensation actually paid (“CAP”) to our PEO and Other NEOs, as calculated pursuant to Item 402(v) of Regulation S-K, and: (i) the Company’s Adjusted EPS (Column (i) of the PvP Table), (ii) the Company’s net income (Column (h) of the PvP Table), and (iii) the cumulative total shareholder return (“TSR”) on the Company’s Common Stock and the S&P 1500 Auto Parts & Equipment Index (Columns (f) and (g) of the PvP Table, respectively).

Pay Ratio

The median of the annual compensation paid by the Company during fiscal year 2022 to all employees (excluding our Chief Executive Officer) is estimated to be approximately $26,079 (referred to as the “2022 Median Compensation”). The ratio of the 2022 Median Compensation to the annual compensation of Eric P. Sills, our Chief Executive Officer and President, for fiscal year 2022, which is described in the Summary Compensation Table for 2022 above, is estimated to be one to fifty-six.

We identified our median employee as of December 31, 2022, using payroll records that reflected total wages and other compensation paid to our employees during fiscal year 2022, as reported to the U.S. Internal Revenue Service on Form W-2 and the equivalent for our non-U.S. employees. Adjustments were made to annualize the compensation of all permanent employees (full-time or part-time) who were employed for less than the full fiscal year, and to convert to U.S. dollars any compensation paid to our employees in currencies other than U.S. dollars using the relevant exchange rate at year-end. We believe the resulting ratio is a reasonable estimate calculated in a manner consistent with the compensation disclosure rules of the SEC.

Severance and Change of Control Arrangements

Severance Compensation Agreement

In December 2001, we entered into a Severance Compensation Agreement with James J. Burke. Mr. Burke’s Severance Compensation Agreement provides that if a change in control of the Company occurs and, within 12 months thereafter, Mr. Burke’s employment is terminated by the Company without cause or by Mr. Burke for certain specific reasons, then he will receive severance payments and certain other benefits. The specific reasons which allow Mr. Burke to resign and receive the benefits are: (1) a reduction in status, position or reporting responsibility; (2) a reduction in his annual rate of base salary; and (3) relocation of more than 15 miles from the Company’s current office.

If Mr. Burke resigns for one of the specific reasons, or is terminated without cause, he will be entitled to receive: (1) a severance payment equal to three times his base salary plus standard bonus, payable over a two year period on a pro rata, semi-monthly basis; (2) continued participation for a period of 36 months in group medical, dental and/or life insurance plans; (3) exclusive use of a company automobile for the duration of the lease then in effect; and (4) outplacement services.

For purposes of the agreement, a change in control of the Company means the occurrence of any of the following events: (1) a sale of all or substantially all of the assets of the Company to any person or group other than certain designated individuals; or (2) any person or group, other than certain designated individuals, become the beneficial owner or owners of more than 50% of the total voting stock of the Company, including by way of merger, consolidation or otherwise.

Defined Contribution Plan

The Company has established a defined contribution Supplemental Executive Retirement Plan (SERP) for our executive officers and other eligible employees. The purpose of this plan is to enable the Company to supplement the benefits under the Company’s Profit Sharing 401(K) Capital Accumulation Plan as well as to provide a means whereby certain amounts payable by the Company to our executive officers may be deferred to some future period. To the extent that an eligible employee retires or is terminated, their accounts in the SERP shall be paid either in a lump sum or over a period of time, at the election of the employee. In the event of a change of control of the Company, the Company shall, as soon as possible, but in no event longer than 60 days following the change of control event, make an irrevocable contribution to a rabbi trust established under the plan in an amount that is sufficient to pay each SERP participant or beneficiary the benefits to which SERP participants or their beneficiaries would be entitled pursuant to the terms of the SERP as of the date on which the change of control event occurred. Upon a change of control event, each participant’s account shall be fully vested.

Defined Benefit Pension Plan

The Company maintains a defined benefit unfunded Supplemental Executive Retirement Plan. The benefits under this plan are in addition to any benefits payable to participants under the Company’s Profit Sharing 401(K) Capital Accumulation Plan and the defined contribution SERP. As of the date of this Proxy Statement, there are no participants in the defined benefit Supplemental Executive Retirement Plan.

Amended and Restated 2016 Omnibus Incentive Plan (the “Omnibus Plan”)

As previously discussed under “Compensation Discussion and Analysis” above, we grant our named executive officers shares of restricted stock. Under the terms of the Omnibus Plan, any unvested shares of restricted stock will immediately vest upon death, retirement at or after the age of 65, total disability, or upon a change in control of the Company. For purposes of the Omnibus Plan, a “change of control” means any of the following events:

(a)	Any person, other than certain designated persons, becomes the beneficial owner of 30% or more of the total voting stock of the Company;

(b)	Individuals who constituted the Board as of the date that the Omnibus Plan was originally approved by the shareholders of the Company (or their successors) cease for any reason to constitute at least a majority of the Board;

(c)	Consummation of a reorganization, merger, or consolidation of the Company, in each case unless, all or substantially all of the beneficial owners of the Company before such event hold more than 50% of the voting stock after such event; or

(d)	Any person, other than certain designated persons, acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company.

The following table shows the estimated benefits payable to our named executive officers following both a change in control of the Company and a hypothetical termination of employment as of December 31, 2022 under the severance and change in control arrangements discussed immediately above.

Estimated Benefits upon Termination Following a Change in Control

Name	Severance Compensation Agreement Amount (1)		SERP Amount (2)	Early Vesting of Restricted Stock (3)	Other (4)	Total
Eric P. Sills	$	─	$1,060,249	$1,218,000	$ ─	$2,278,249
James J. Burke		3,321,000	1,954,946	208,800	200,963	5,685,717
Dale Burks		─	849,957	1,457,250	─	2,307,207
Nathan R. Iles		─	648,403	556,800	─	1,205,203
Carmine J. Broccole		─	652,475	1,792,200	─	2,444,675

(1)	This amount represents three times the sum of the executive officer’s 2022 base salary and standard bonus and would be payable over a two year period on a semi-monthly basis.

(2)	This amount represents contributions under the SERP that would be made upon a change of control. Absent a change of control, if the executive officer retired or was terminated at December 31, 2022, this amount would be paid either in a lump sum or over a period of time, at the election of the officer.

(3)	This amount represents the closing price of our Common Stock on December 30, 2022 (the last trading day of the year) of $34.80 per share multiplied by the outstanding number of shares of restricted stock for each executive as follows: Eric Sills – 35,000 shares; James Burke – 6,000 shares; Dale Burks – 41,875 shares; Nathan Iles – 16,000; and Carmine Broccole – 51,500 shares. Absent a change of control, if James J. Burke resigned or retired at December 31, 2022, his restricted stock awards would immediately vest under the terms of the awards because he has reached the age of 65.

(4)	For James J. Burke, this amount represents Company payments for (a) group medical, dental and/or life insurance plans for a 36 month period, (b) use of a company automobile for the duration of the lease then in effect, and (c) the cost of outplacement services, pursuant to the terms of the Severance Compensation Agreement.

Risk Considerations in our Compensation Program

Our Compensation Committee has analyzed the concept of risk as it relates to our compensation program for all employees. The Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking because the Company does not use highly leveraged incentives that drive risky short-term behavior. As we discussed previously with respect to our named executive officers in the Compensation Discussion and Analysis, we structure our incentive bonus programs and equity award programs to promote the creation of long-term value and discourage behavior that leads to excessive risk:

●	We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the Company’s stock price so that employees do not feel pressured to focus exclusively on stock price performance to the detriment of other important business goals. The variable (cash bonus and equity) portions of compensation are designed to reward both short-term and long-term corporate performance. For short-term performance, our cash bonus is awarded based on the achievement of both company-level financial objectives and management performance goals. For long-term performance, our restricted stock and performance share awards vest over three years or a longer period of time.

●	We cap our annual cash incentive awards at 200% of the applicable target, which we believe also mitigates excessive risk taking by limiting payouts. Moreover, any awards in excess of the 200% target may be carried into the following year but is subject to the risk of forfeiture depending upon the following year’s performance. With respect to company-level financial performance awards, since bonuses are based on overall corporate performance, rather than individual performance, the ability of an individual executive to increase his or her own bonus compensation through excessive risk taking is constrained.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy relating to the approval or ratification of transactions between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or five percent or greater shareholder of the Company since the beginning of the last fiscal year and their immediate family members. The Company’s policies and procedures apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

Our policy requires that all related person transactions be disclosed to the Governance Committee (with respect to directors) or the Audit Committee (with respect to executive officers). The applicable committee then reviews the material facts of such related person transactions and either approves or disapproves of the entry into or ratifies the related person transaction. In determining whether to approve or ratify a related person transaction, the applicable committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, our policy provides that any related person transaction may be consummated or continue if (1) the transaction is approved by the disinterested members of the Board or (2) the transaction involves compensation approved by the Company’s Compensation Committee. No director shall participate in the approval of a transaction for which he or she is the related person but may participate in any discussion regarding such transaction if requested by the Chair of the applicable committee.

In February 2021, the Governance Committee approved of the Company’s entry into an amended and restated consulting agreement with John P. Gethin, a director of the Company. Pursuant to the terms of the agreement, Mr. Gethin advised our senior management, primarily in the development of customer relationships and corporate strategy. In consideration for such services, Mr. Gethin received an annual retainer of $25,000 in fiscal year 2022 in addition to the reimbursement of reasonable and customary out-of-pocket expenses incurred in performing such services. This agreement terminated upon Mr. Gethin’s passing in June 2022.

During 2022, the son of Carmine J. Broccole, Chief Legal Officer, was employed in a non-executive role by the Company and had 2022 total compensation in excess of $120,000. The total compensation for this employee is similar to that paid for comparable positions at the Company and in line with the Company’s practice of targeting pay to be in the median to 75% range. In addition, this employee was eligible to receive standard benefits applicable to all Company employees. The Audit Committee reviewed and approved the related person transaction.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently comprised of seven directors who are “independent” as defined under the listing standards of the New York Stock Exchange. The Audit Committee met four times in 2022 and operates under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Audit Committee also reviewed with KPMG LLP, the Company’s independent registered public accounting firm, that is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting, and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board and the SEC, including the scope of the auditor’s responsibilities and whether there are any significant accounting adjustments or any disagreements with management. In addition, the Audit Committee discussed with KPMG LLP the auditors’ independence from management and the Company, including the matters in the auditors’ written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Audit Committee

Pamela Forbes Lieberman (Chair)	Joseph W. McDonnell
Alejandro C. Capparelli	Alisa C. Norris
William H. Turner	Pamela S. Puryear, Ph.D.
Patrick S. McClymont

Shareholder Proposals and Nominations for the 2024 Annual Meeting

Shareholder proposals submitted for inclusion in next year’s Proxy Statement pursuant to the provisions of Rule 14a-8 of the Exchange Act must be received by the Secretary of the Company no later than the close of business on December 20, 2023. With respect to any shareholder proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2024 annual meeting, rules of the SEC permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before close of business on March 4, 2024, and advises shareholders in the 2024 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on March 4, 2024. All shareholder proposals must be addressed to the Secretary of the Company at the address stated at the end of this section.

Shareholders nominating director candidates pursuant to procedures set forth in our By-Laws and the provisions of Rule 14a-19 of the Exchange Act must be received by the Secretary of the Company no later than February 18, 2024, and no earlier than January 19, 2024. All shareholder recommendations and nominations must be addressed to the Secretary of the Company at the following address:

Standard Motor Products, Inc.

37-18 Northern Blvd.

Long Island City, New York 11101

Attn: Carmine J. Broccole, Secretary

Annual Report on Form 10-K

The Company’s 2022 Annual Report has been mailed to shareholders. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is included in the 2022 Annual Report and will also be furnished to any shareholder who requests the same free of charge (except for exhibits thereto for which a nominal fee covering reproduction and mailing expenses will be charged). Requests should be addressed to the Secretary of the Company at 37-18 Northern Blvd., Long Island City, NY 11101. The 2022 Annual Report is also available at our website at ir.smpcorp.com under “Financial Reports—Annual Reports.”

“Householding” of Proxy Materials
and Annual Reports for Record Owners

The SEC rules permit us, with your permission, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate proxy. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses and our environmental footprint. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy included with this Proxy Statement and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying our Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting the Secretary of the Company as described above.

Other Matters

On the date this Proxy Statement went to press, management knew of no other business that will be presented for action at the Annual Meeting. In the event that any other business should come before the Annual Meeting, it is the intention of the proxy holders named by proxy to take such action as shall be in accordance with their best judgment.

By Order of the Board of Directors

Carmine J. Broccole
Chief Legal Officer & Secretary

Dated: April 18, 2023

57

SMP
Standard Motor Products, Inc

STANDARD MOTOR PRODUCTS, INC.
37-18 NORTHERN BOULEVARD
LONG ISLAND CITY, NY 11101

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 17, 2023 for shares held directly and by 11:59 P.M. Eastern Time on May 15, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SMP2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 17, 2023 for shares held directly and by 11:59 P.M. Eastern Time on May 15, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V09216-P86871 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STANDARD MOTOR PRODUCTS, INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) James J. Burke
02) Alejandro C. Capparelli
03) Pamela Forbes Lieberman
04) Patrick S. McClymont
05) Joseph W. McDonnell
06) Alisa C. Norris
07) Pamela S. Puryear, Ph.D.
08) Eric P. Sills

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐
3. Approval of non-binding, advisory resolution on the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain
4. Approval of non-binding, advisory resolution on the frequency of a shareholder vote on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereto.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V09217-P86871

STANDARD MOTOR PRODUCTS, INC.
Annual Meeting of Shareholders
May 18, 2023 at 2:00 p.m.
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) of STANDARD MOTOR PRODUCTS, INC. (the "Company") hereby appoint(s) ERIC P. SILLS, JAMES J. BURKE and NATHAN R. ILES as Proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and vote, as designated on this Proxy, all of the shares of the Company's Common Stock held of record by the undersigned on April 6, 2023 at the Annual Meeting of Shareholders of the Company, to be held online at www.virtualshareholdermeeting.com/SMP2023, on May 18, 2023, or at any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR ALL" OF THE NOMINEES LISTED IN PROPOSAL NO. 1, "FOR" PROPOSALS NO. 2 AND 3, AND FOR "1 YEAR" ON PROPOSAL NO. 4. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Continued and to be signed on reverse side